May 7, 2019

To Our Fellow Shareholders:

We are pleased to report on our performance for the first quarter of 2019. For details regarding our financial and operating results, please see our first quarter earnings release and supplemental information, which follow this letter. In April, we held our first of two investor days for 2019 and posted the related presentation on our website. At the end of this letter are highlights from that presentation, including an updated estimated NOI bridge, Amazon’s potential NAV impact on our portfolio, and an illustrative timeline of important National Landing milestones.

Over the past five months, we executed definitive documentation for the initial Amazon leases and land sales, successfully closed a $472 million equity offering, completed the construction of 500 L’Enfant Plaza under budget and two quarters ahead of schedule, and closed a $115 million asset sale. We also reached an important milestone when Arlington County and the Commonwealth of Virginia enacted the Amazon-related incentive, infrastructure, and education legislation. In April, we announced a fourth lease with Amazon for approximately 48,000 square feet at 2345 Crystal Drive. This growth beyond their initial footprint demonstrates Amazon’s growing commitment to National Landing, as well as the strength of our public-private partnership with the County and the Commonwealth. Amazon’s decision to increase its footprint right on Crystal Drive also serves as further validation of our ongoing repositioning of this important retail main street in the submarket.

Equity Offering

In April, we successfully completed our first equity offering, issuing 11.5 million shares at $42.00 per share, and raising net proceeds of approximately $472 million, including an upsize and full exercise of the overallotment option. The positive investor response to our offering demonstrates a high level of support for JBG SMITH and our growth plans. The proceeds from the offering, combined with our ongoing capital recycling efforts, provide the capital to fund the approximately $457 million of estimated remaining investment in our nine Under Construction assets, as well as future development opportunities that we intend to accelerate as a result of Amazon’s presence in National Landing. Our strategy behind the timing, pricing, and sizing of the offering is detailed below.

Timing

The scale of Amazon-related internal investment opportunity in National Landing is significant and will require capital beyond our current 2019 capital recycling target of $400 million. Based on its strong growth during and after the last recession, and the subsequent rapid growth of Amazon Web Services (AWS), we expect Amazon to grow its presence irrespective of the economic cycle. We further expect that our existing concentrated holdings in National Landing will significantly benefit from the placemaking impact of new development in the submarket. To capitalize on these opportunities in a timely fashion with prudent leverage will require ample liquidity. While we intend to continue individual asset sales for as long as the window remains open, the capital sourced in our recent equity offering enables us to execute our near-term Amazon-related growth opportunities without taking extended cap rate risk on future asset sales as a primary funding source. Although some of these investment opportunities are still several quarters away, we believe it is prudent to raise capital when you can, rather than when it is needed. All told, the balance sheet capacity created by the equity offering puts us in a stronger position to unlock value sooner and drive greater long-term NAV per share growth without straining our balance sheet.

Pricing
We evaluate every capital allocation decision through the lens of maximizing long-term NAV per share, and our recent offering was no exception. We believe the modest dilution associated with selling shares at a discount to our estimate of NAV will more than pay for itself over the long term by funding substantial additional internal growth while maintaining a strong balance sheet. While asset sales offer the prospect of sourcing capital at NAV, tax implications and borrowing capacity frequently require selling a greater value of assets for each dollar of desired liquidity. In addition, asset sales take time and depend on cap rates remaining low for the foreseeable future. As long as market conditions are supportive, we intend to continue to capitalize on sale opportunities, but sustained favorable conditions are not a given. Combining our ongoing capital recycling efforts with the immediate liquidity provided by the offering is a more balanced, lower risk means of maintaining balance sheet strength while not missing a beat when it comes to unlocking the future NAV growth embedded in our National Landing development portfolio.

Sizing
We sized the offering to fund the remaining spend related to our nine current Under Construction assets in a leverage neutral manner, and with careful attention to the balance between future growth opportunities and the impact of near-term dilution. Net proceeds from the offering reduced our Net Debt/Total Enterprise Value by 620 basis points and our Net Debt/Adjusted EBITDA by 1.7x on a proforma basis as of March 31, 2019. This allows additional investment in future growth opportunities now without the need to wait for the borrowing capacity that will come from the delivery and stabilization of our current Under Construction assets. While we would “never say never” when it comes to accessing the public equity markets for additional funding, we deliberately sized the offering at a level that would allow us to execute our current business plans without the need to return to the public markets for the foreseeable future.

Leverage Profile
Given that a high percentage of our assets are not income producing, consisting primarily of our Under Construction assets and Future Development Pipeline, we believe the most meaningful metric to evaluate our leverage is Net

Debt/Total Enterprise Value. We believe the appropriate stabilized range of Net Debt/Total Enterprise Value for JBG SMITH is between 25% and 35% and the appropriate stabilized Net Debt/Adjusted EBITDA is between 6x and 7x, with peak levels in the mid-8x’s during times of more active development. We have not changed our view on stabilized leverage levels, though we may operate at lower levels while building balance sheet capacity for future investment opportunities. At this point in the cycle, our bias is to operate at or below the low end of these ranges to ensure ample capacity for future investment opportunity when the cycle turns.

As of March 31, 2019, our pro forma Net Debt/Total Enterprise Value was 20.1% and our Net Debt/Adjusted EBITDA was 5.4x, adjusted for our recent equity offering. We expect our Net Debt/Adjusted EBITDA ratio to peak in the low 7.0x’s in the second half of this year, before declining, as we deliver our Under Construction assets. Future leverage levels will fluctuate based on the scale and timing of capital recycling and construction starts. That said, assuming the delivery of our nine Under Construction assets and 1900 Crystal Drive, as well as the successful execution of our $400 million capital recycling plan for 2019, we believe we have sufficient capacity to execute the entirety of our multifamily development pipeline in National Landing (approximately 4,000 to 5,000 units) over the next five years, while maintaining prudent leverage in accordance with our stated target levels.

Washington, DC Market Update

In the first quarter, the broad themes of office underperformance and positive multifamily momentum continued with little change. Looking forward, we expect continued downward momentum, particularly for commodity Class A office in DC proper, as more than 5 million square feet of new construction comes online over the next 12 to 24 months.

While it is still early days for Amazon’s impact in National Landing, signs of the submarket’s turnaround are here, and we maintain a bullish outlook on its long-term fundamentals. This view is shared by the brokerage community as evidenced by JLL’s recently increased estimate of average direct asking rents within National Landing to $43.97 per square foot - up from $37.66 per square foot in the fourth quarter, representing a 16.7% increase. Significantly, JLL’s estimate is also only slightly below the $44.60 per square foot average for the Rosslyn Ballston Corridor, which we believe indicates acceptance among the brokerage community that rent expectations for National Landing have reset in a post-Amazon environment.

Multifamily fundamentals remain more encouraging than office, showing positive rent growth over a trailing 12-month period with almost all JBG SMITH Class A submarkets posting above-inflationary same-store growth according to CoStar data. Half of the first quarter’s nearly 1,800 units of new deliveries were in the District - all in emerging markets. While it’s too early to speak definitively about the ultimate performance of these units, early signs are positive. In late April, CoStar reported that new deliveries (including some delivered after the close of the quarter) were nearly 40% leased on average, with only a half month of concessions, signaling continued strong demand for amenity-rich emerging markets even in the face of new supply.

On the investment sales front, headlines indicate continued strong volume across office and multifamily, but some notable trends have begun to emerge. In office, despite strong transaction volume in 2018, JLL noted that foreign buyer volume fell dramatically and is now negative, indicating foreign investors were net sellers through the first quarter of 2019. Reports from brokers other than JLL indicate that bidder pools are thinning, and pricing is wide of expectations on some recently marketed deals of which there are an increasing number. As JLL noted, while trophy deals are relatively thin, there is a wide variety of core plus and value-add deals currently on the market, which should provide an indication of pricing and investor depth soon. While it is too early to identify a definitive trend, these data points may be symptomatic of a cooling of the investment sales market, with the possible exception of National Landing.

In National Landing, while there are still very few comparable transactions, one recent example indicates that there is more investor demand for office assets than we have previously seen. Presidential Tower, an office asset located further south from Amazon’s new headquarters than the bulk of our holdings and a half mile from the Metro, is rumored to be under contract at a mid-to-high 5% cap rate, having attracted a deep pool of largely institutional buyers. The rumored pricing for this asset is noticeably more favorable than anything National Landing has seen in years.

According to CoStar data, multifamily volume stayed strong through the end of 2018, but was driven almost entirely by value-add opportunities in the Class B space. Class A volume has been consistently dropping since 2015, driven by a lack of investor depth in the market and the unwillingness of sellers to capitulate. As with the office market, we have seen the opposite trend in National Landing. As we noted last quarter, the Meridian at Pentagon City, a 2001 vintage building, recently went under contract to a private buyer at a 3.7% cap rate - substantially below the 4.6% average Arlington cap rate over the past three years. We believe this aggressive pricing was driven by substantial investor depth and the expectation of outsized rent growth fueled by Amazon-related demand.

Operating Portfolio

Our 10.9 million square foot operating commercial portfolio (at share) generated $240.2 million of annualized NOI and was 90.2% leased and 85.6% occupied as of the end of the first quarter. The 4.6% delta between the leased and occupied metrics for the overall operating commercial portfolio represents an additional $28.9 million of annualized estimated rent from signed but not yet commenced leases that will come on line over the next few years. A more comprehensive discussion of our total operating portfolio NOI, including our defensive leasing strategy, the impacts of our capital recycling efforts, and our development investments can be found at the end of this letter.

During the quarter we completed 32 office lease transactions totaling 785,000 square feet (at share), including 511,000 square feet in our operating portfolio and 274,000 square feet in our Under Construction portfolio. These amounts include 537,000 square feet of leasing related to Amazon. For second-generation leases, the rental rate mark-to-market was negative 6.8% on a cash basis. Although some quarters will be lower, and others will be higher, this is in-line with our updated expectation of a negative 3.0% average mark-to-market through 2024, which we expect to be higher in the front-end of this time period and lower in the back-end.

Consistent with the expectations we outlined last year, same store NOI decreased 10.1% across our operating portfolio during the first quarter, predominately related to the previously discussed blend-and-extend lease renewals we executed in 2017 and 2018. These early blend-and-extend lease renewals significantly de-risk our DC assets at a time of increasing supply and downturn risk, as well as enhance the potential for asset sale or recapitalization on a more attractive basis. As a result of this defensive leasing strategy, we have significantly mitigated our renewal risk, with no private sector leases greater than 55,000 square feet rolling before the end of 2020. We expect the concessions associated with these early blend-and-extend lease renewals to result in negative same store NOI throughout 2019. As free rent in these leases burns off, we expect the temporary NOI decline associated with this strategy to reverse in the second half of 2019, with same store NOI turning positive again in 2020.

We are focusing on risk mitigation in our DC office holdings and positioning our commercial portfolio in National Landing for growth. In our DC portfolio, we have been aggressively reducing our rollover exposure as described above, executing on the lease-up of our Under Construction assets, which now stand at 82.1% pre-leased, and disposing of Commodity A office assets, generating proceeds at attractive pricing and reducing our exposure to this segment from 7% to 3% of our overall portfolio. In National Landing, we are positioning our portfolio to capture future rent growth through a combination of strategies, including shorter lease terms or longer-term leases with mid-term mark-to-market or fixed rent bump provisions on top of annual escalators. While still early, we have seen increased interest and inbound requests for tours from technology and higher education tenants interested in participating in the dynamic technology ecosystem we are creating. While Amazon’s growth will likely be gradual, we are encouraged by this increased level of interest.

Our operating multifamily portfolio, comprising approximately 4,531 units (at share), generated $81.4 million of annualized NOI and ended the first quarter at 97.0% leased.  We saw particularly strong occupancy gains at 1221 Van Street, which ended the first quarter at 89.2% leased. We believe this is a strong position to be in heading into the spring leasing market. In addition, our continued focus on customer service initiatives across our multifamily portfolio has produced an online customer review score that is 18% above the Reputation.com multifamily industry average.

Development Portfolio

Under Construction
At the end of the first quarter, we had nine assets under construction, all of which have guaranteed maximum price construction contracts in place. These assets have weighted average estimated completion and stabilization dates of the second quarter of 2020 and the second quarter of 2021, respectively, with a projected NOI yield based on

Estimated Total Project Cost of 6.4%. Commercial assets represent approximately 927,000 square feet (at share), of which 82.1% is pre-leased.

In the first quarter, we completed construction on 500 L’Enfant Plaza, under budget and two quarters ahead of schedule. The building is 74.3% pre-leased, from the bottom up, to Urban Institute and Noblis. This asset will move into our recently delivered operating commercial portfolio next quarter.

Near-Term Development
We do not have any assets in the Near-Term Development Pipeline as of March 31, 2019. As a reminder, we only place assets into our Near-Term Development Pipeline when they have substantially completed the entitlement process and when we intend to commence construction within 18 months, subject to market conditions. Based on our current plans, we expect to place 1900 Crystal Drive into Near-Term Development by the end of this year. While our initial zoning application for this site calls for multifamily development, it may be developed as either multifamily or office depending upon potential tenant demand. We remain on track with our entitlement efforts, and we expect to commence construction on 1900 Crystal Drive in 2020. In addition, as other National Landing multifamily opportunities receive final entitlements, we expect them to transition from our Future Development Pipeline into Near-Term Development.

Future Development Pipeline
Our Future Development Pipeline comprises 18.7 million square feet (at share), with an Estimated Total Investment per square foot of approximately $38.38. At the end of the first quarter approximately 58.8% of this pipeline was in National Landing, 18.6% was in DC, 13.9% was in Reston, and the remaining 8.7% was in other Virginia and Maryland submarkets. 78% of this pipeline is within a 20-minute commute of National Landing, the geography that we believe will most directly benefit from Amazon’s growth over time. Our DC holdings are concentrated in the fast-growing emerging submarkets of Union Market and the Ballpark, and our Reston holdings include one of the best development sites on the Metro, adjacent to Reston Town Center.

Of the 18.7 million square feet in our Future Development Pipeline, 4.1 million square feet is held for sale to Amazon, 3.6 million square feet is fully entitled, and the remaining 11.0 million square feet is zoned for our planned use, but still requires the final stage of design and/or entitlement. Of the 11.0 million square feet requiring final entitlement, we are actively advancing 8.8 million square feet, which we expect to be fully entitled within the next two years. The remaining 2.2 million square feet is either encumbered with existing lease term or encompasses land that we do not believe suitable for new development in the near term.

Approximately 63% or 6.9 million square feet of the 11.0 million square feet requiring final entitlements is in National Landing. This amount excludes the 4.1 million square feet currently held for sale to Amazon. Based on our current plans, we expect 2.2 million square feet to be office, which can be pre-leased to Amazon or other tenants seeking to co-locate near Amazon, and 4.7 million square feet, totaling approximately 4,000 to 5,000 units, to be multifamily. Within the next year, we expect final entitlement approvals on the vast majority of these opportunities.

The following bar chart summarizes the data described above:
We believe the value of these development opportunities as a whole exceeds the sum of the values of each project because our placemaking plans will benefit our surrounding holdings and the entire National Landing submarket. As a result, accelerating the execution of these development opportunities will better enable us to achieve our goal of maximizing long-term NAV per share growth.

Third-Party Asset Management and Real Estate Services Business

Our share of revenue from our third-party asset management and real estate services business was $13.8 million in the first quarter, primarily driven by $5.1 million in property management fees and $3.4 million in asset management fees. The portion of total revenues associated with the JBG Legacy Funds was $6.2 million. The Funds continued to focus on disposing of assets in accordance with their underlying business plans. We expect Amazon to pay third-

party fees to JBG SMITH for development, construction management, retail leasing, and property management services at market rates, which we expect to offset the reduction in fees from the wind down of the JBG Legacy Fund business over the next 3-6 years. It is worth noting that we have been retained as the third-party property manager on approximately 23% (based on square feet at 100%) of the assets we have sold since the spin-off. This includes approximately 46% of all commercial assets sold.

Capital Allocation

Acquisitions
On the acquisition front, we remain cautious given aggressive pricing across asset classes. As part of the sale of Pen Place and Mets 6, 7, and 8 to Amazon, we preserved flexibility to facilitate 1031 exchange opportunities. We have already identified our first exchange candidate for the Mets sites - a stabilized DC multifamily asset which is expected to close later this year. We expect Pen Place to close in 2020, and we intend to seek a 1031 exchange with the proceeds from that sale. We are targeting acquisitions for these 1031 exchanges that will generate approximately $15 million of annualized NOI.

Dispositions
As we outlined earlier this year, we plan to continue to seek capital recycling opportunities where we can source capital at or above our estimated NAV. We are targeting approximately $400 million of asset sales and recapitalizations in 2019. In the first quarter, we closed the sale of Commerce Executive for $115 million, and we entered into firm contracts, subject to customary closing conditions, for the sale of 4.1 million square feet of land to Amazon for $294 million. Of the $294 million, we expect approximately $150 million associated with Mets 6, 7, and 8 to close in 2019. For low-basis sale candidates, such as the land we are selling to Amazon, we plan to seek 1031 exchanges that would allow us to trade out of low-return assets into higher-yielding development opportunities or acquisitions with better long-term growth profiles. In the current environment, these are more likely to be multifamily assets. We are also focused on additional opportunities to turn land assets into income streams via 1031 exchanges or ground leases.

Development
We continue to advance the entitlement and design of opportunities in our Future Development Pipeline. We expect multifamily development opportunities to remain attractive, particularly in light of potentially declining supply levels, especially in National Landing and other emerging growth submarkets with strong demand drivers. In these locations, we expect to be active developers in the face of new demand.

Balance Sheet

As of March 31, 2019, we had $395.6 million of cash ($405.6 million of cash at share), excluding the $472million of net proceeds from our equity offering, and $1.1 billion available on our credit facility. Adjusted for the offering, and using our share price at March 31, 2019, our pro forma Net Debt/Total Enterprise value was 20.1% and our pro forma Net Debt/Adjusted EBITDA was 5.4x. As expressed at the beginning of this letter, our leverage metrics include the debt incurred to date to develop our nine Under Construction assets but not the estimated NOI from those assets. Therefore, we believe Net Debt/Total Enterprise Value is the most meaningful measure to evaluate our leverage. Our long-term leverage targets remain unchanged at 25% to 35% Net Debt/Total Enterprise Value and between 6x and 7x Net Debt/Adjusted EBITDA, with peak levels in the mid-8x’s during times of more active development. We plan to continue to execute our 2019 capital recycling program, which we expect will strengthen our ability to pursue long-term growth opportunities without incurring ongoing funding or leverage risk.

As of March 31, 2019, our average debt maturity was 3.8 years, with approximately $441.2 million (at our share) coming due in the next two years. Consistent with our strategy to finance our business primarily with non-recourse, asset-level financing, 88% of our consolidated and unconsolidated debt is mortgage debt, of which only approximately $8.3 million is recourse to JBG SMITH. Subsequent to the end of the first quarter, we repaid mortgage debt totaling approximately $293.6 million at The Bartlett and Fort Totten Square. After these repayments, our debt is 78% fixed rate, and we have caps in place for 49% of our floating rate debt.

Environmental, Social, and Governance

In mid-2018, we launched the Washington Housing Initiative (WHI) in partnership with the Federal City Council to preserve or build up to 3,000 units of affordable workforce housing in the Washington, DC region over the next decade. The WHI consists of a third-party non-profit, the Washington Housing Conservancy, and the Impact Pool, a JBG SMITH-managed debt financing vehicle. In April, the Washington Housing Conservancy announced its formation, and the Impact Pool has received significant investor interest. As a reminder, the Impact Pool has a targeted size of $150 million, of which we expect to contribute between $10 and $15 million. The first closing on the Impact Pool is expected within days, which should enable the initiative to begin making investments in late 2019.

We are proactive about succession planning and the cultivation of talent. As a reflection of that effort we are excited to announce that Elizabeth Morrison assumed leadership of our Debt Capital Markets team and is responsible for sourcing and managing all aspects of our debt portfolio. Elizabeth is a Senior Vice President and has been part of our team since 2014.
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As always, thank you for taking the time to read this letter and to better understand JBG SMITH. As significant shareholders, we are excited about the long-term value creation opportunities ahead of us, particularly in National Landing, and we will continue to work hard to maintain your trust and confidence as we execute our growth plans.

W. Matthew Kelly
Chief Executive Officer

Investor Day Highlights
Last month, we hosted our first of two investor days for 2019 and posted the related presentation on our website, which can be found at http://investors.jbgsmith.com/presentations.

In our investor day presentation, we detailed our strategy and our 2018 accomplishments, including the pursuit and win of Amazon’s new headquarters, our capital recycling strategy, the improved profile of our commercial operating portfolio, the accelerated monetization of our Under Construction assets and Future Development Pipeline, and our ESG efforts throughout the organization. Our presentation also describes our growth and capitalization plans through 2024, including an updated estimated NOI bridge and the potential NAV impact of Amazon’s arrival on our holdings in National Landing.

Estimated NOI Bridge
There are three main drivers of change in our updated estimated NOI bridge since it was last published - 1) improved portfolio composition from our capital recycling efforts and the delivery of four Under Construction assets; 2) the defensive leasing strategy we have pursued over the past two years in our commercial operating portfolio; and 3) the impact we expect from Amazon’s presence in National Landing given the significant concentration of our holdings around its new headquarters. We estimated our annualized NOI through the fourth quarter of 2024, which matches the estimated stabilization period of 1900 Crystal Drive. As detailed in our estimated NOI bridge, after adjusting for assets already sold, our fourth quarter 2018 annualized NOI was $320 million. We expect this to grow to $550 million by the fourth quarter of 2024, which is an implied 9.4% NOI CAGR over this period. We expect our estimated NOI growth to be back-end weighted and to come from the following three sources:

1)
$116 million of expected NOI growth from our operating portfolio, which represents a 5.3% NOI CAGR. As a reminder, we expect our NOI to decline during 2019, due to free rent associated with our defensive blend-and-extend leasing activity. We expect this to be a temporary NOI decline that will reverse in 2020 as concessions burn off. The $116 million of growth comprises the following:

▪
$83 million (72%) from anticipated 3% base rental revenue growth across both the commercial and multifamily portfolios. This assumes a negative 3% weighted average mark-to-market on office rents for renewals and second-generation leases versus the negative 5% we previously assumed.

▪	$33 million (28%) from the expected lease-lease-up

▪
up of our operating portfolio. While our lease-up assumptions for the multifamily portfolio remain unchanged at 95% occupancy, our target lease-up assumption for the commercial portfolio has increased to 93% versus the 91.5% we previously assumed.

▪	The primary driver behind these increases is anticipated Amazon-related demand in National Landing.

▪	80% of our operating portfolio NOI growth is commercial, 20% is multifamily, and approximately 53% is from our assets in National Landing.

2)
$99 million of expected NOI growth from the delivery and stabilization of our nine Under Construction assets and 1900 Crystal Drive, expected to commence construction in 2020. As of the fourth quarter of 2018, we plan to invest over $880 million in these 10 assets over the next four years. Assuming 1900 Crystal Drive is a multifamily project, the expected NOI from these 10 assets is 63% multifamily and 37% commercial, of which approximately 82.1% is pre-leased.

3)
$15 million of expected NOI growth from the exchange of proceeds from the Amazon land sale into stabilized multifamily assets. We have executed two Purchase and Sale Agreements with Amazon to purchase the Pen Place and Mets 6, 7, and 8 land for $294 million, subject to customary closing conditions. We have identified an exchange candidate for the proceeds from the expected sale of the Mets sites - a stabilized DC multifamily asset which is expected to close later this year. We anticipate closing on the sale of the Mets sites later this year and Pen Place by the second quarter of 2020.

It is important to note that our estimated annualized fourth quarter 2024 NOI does not account for any additional value we may create from monetizing the remaining 13.9 million square feet in our Future Development Pipeline, aside from the land held for sale to Amazon and 1900 Crystal Drive. It also does not take into consideration our $400 million capital recycling goal for 2019 or any additional asset sales. It is also important to note that there are numerous assumptions built into our estimated NOI bridge, which may or may not prove to be accurate, and we urge you to review the more detailed presentation of the assumptions, as well as cautionary disclosures about forward-looking statements, included in the investor presentation on our website.

NAV Impact from Amazon in National Landing
As outlined in our investor day presentation, we anticipate the potential NAV impact Amazon could have on our holdings in National Landing to range from $5.25 to $8.25 per share. This NAV impact is anticipated to come from two main drivers. First, we expect our operating portfolio NAV to increase by approximately $2.50 to $3.75 as a result of cap rate compression from Amazon-related demand in National Landing. Our expected cap rates are based on comparisons of assets located in Washington, DC, Seattle, and recent transactions in National Landing. As the data in our investor presentation demonstrates, assets in Washington, DC and Seattle have traded at lower cap rates than those in Northern Virginia, especially office assets, driven by greater depth of investor demand and higher expectations for growth. Recent transactions in National Landing have attracted deep buyer pools, underwriting higher growth, resulting in meaningful cap rate compression. For more detail on recent transactions see our Washington, DC Market Update on page 3 of this letter.

Second, we estimate increases in the per square foot land values and developable density of our Future Development Pipeline will contribute between $2.75 to $4.50 per share. Land comparisons for National Landing assets are harder to come by, as the only recent trades are our pending land sales to Amazon at $72 per square foot, which we believe is more reflective of pre-Amazon land values. Land values vary widely because locations with good views and proximity to the Metro command significant premiums to inferior locations. We have estimated a range of $70 to $100 per square foot, which could be conservative for the best sites. In addition to the per square foot increase in land value, we have also increased the square footage of our expected development potential for certain development sites. We only include the “in the money” density in our Future Development Pipeline, and we are realistic about the density we believe market demand will support, which is often less than what the maximum zoning density will allow. That said, with Amazon as a new demand driver, we have increased the planned density of certain sites in our development pipeline by an aggregate 2.1 million square feet.

Amazon’s arrival has not only increased the value of our assets in National Landing but may also drive increases in the value of assets in other nearby submarkets, especially those within a short commute of Amazon’s new headquarters. In addition to the 55% of JBG SMITH that sits within National Landing roughly 25% of our total assets sit within a 20-minute commute of the submarket. While we believe that many of these locations will realize value appreciation from their relative proximity to Amazon’s new headquarters, especially multifamily assets, we have not included any of that potential value increase in the potential NAV impact.

National Landing Milestones

The estimated development and delivery timeline for assets in National Landing, including the 4.1 million square feet of office assets we are developing for Amazon, our Under Construction and Future Development assets, and the third-party infrastructure investments is summarized below:

FOR IMMEDIATE RELEASE
CONTACT
Jaime Marcus
SVP, Investor Relations
(240) 333-3643
jmarcus@jbgsmith.com
JBG SMITH ANNOUNCES FIRST QUARTER 2019 RESULTS

Chevy Chase, MD (May 7, 2019) - JBG SMITH (NYSE: JBGS), a leading owner and developer of high-quality, mixed-use properties in the Washington, DC market, today filed its Form 10-Q for the quarter ended March 31, 2019 and reported its financial results.
Additional information regarding our results of operations, properties and tenants can be found in our First Quarter 2019 Investor Package, which is posted in the Investor Relations section of our website at www.jbgsmith.com.
First Quarter 2019 Financial Results

•	Net income attributable to common shareholders was $24.9 million, or $0.20 per diluted share.

•	Funds From Operations (“FFO”) attributable to common shareholders was $35.1 million, or $0.28 per diluted share.

•	Core Funds From Operations (“Core FFO”) attributable to common shareholders was $44.2 million, or $0.36 per diluted share.

Operating Portfolio Highlights

•
Annualized Net Operating Income (“NOI”) for the three months ended March 31, 2019 was $321.6 million, compared to $341.8 million for the three months ended December 31, 2018, at our share. The decrease in NOI is primarily attributable to lost income from disposed assets and increased rental abatements.

•	The operating commercial portfolio was 90.2% leased and 85.6% occupied as of March 31, 2019, compared to 89.6% and 85.5% as of December 31, 2018, at our share.

•	The operating multifamily portfolio was 97.0% leased and 94.8% occupied as of March 31, 2019, compared to 95.7% and 93.9% as of December 31, 2018, at our share.

•
Executed approximately 785,000 square feet of office leases at our share in the first quarter, comprising approximately 555,000 square feet of new leases, and approximately 230,000 square feet of second generation leases, which generated a 3.9% rental rate decrease on a GAAP basis and a 6.8% rental rate decrease on a cash basis. The new leases primarily resulted from Amazon.com, Inc. ("Amazon") executing three initial leases during the quarter totaling 537,000 square feet at three of our existing office buildings in National Landing. The leases encompass approximately 88,000 square feet at 241 18th Street South, approximately 191,000 square feet at 1800 South Bell Street, and approximately 258,000 square feet at 1770 Crystal Drive. We expect Amazon to begin moving into 241 18th Street South and 1800 South Bell in 2019 and 1770 Crystal Drive by the end of 2020. Also, in April 2019, we executed an agreement with Amazon to lease an additional approximately 48,000 square feet of office space at 2345 Crystal Drive in National Landing in conjunction with the creation of Amazon's additional headquarters.

•
Same Store Net Operating Income (“SSNOI”) decreased 10.1% to $73.6 million for the three months ended March 31, 2019, compared to $81.9 million for the three months ended March 31, 2018. The decrease in SSNOI for the three months ended March 31, 2019 is largely attributable to rental abatements and lower base

1

rent. The reported same store pool as of March 31, 2019 includes only the assets that were in service for the entirety of both periods being compared.

Development Portfolio Highlights
Under Construction

•
During the quarter ended March 31, 2019, there were nine assets under construction (five commercial assets and four multifamily assets), consisting of 926,530 square feet and 1,298 units, both at our share.

Near-Term Development

•	As of March 31, 2019, there were no assets in near-term development.

Future Development Pipeline

•
As of March 31, 2019, there were 40 future development assets consisting of 18.7 million square feet of estimated potential density at our share, including the 4.1 million square feet held for sale to Amazon.

Third-Party Asset Management and Real Estate Services Business

•
For the three months ended March 31, 2019, revenue from third-party real estate services, including reimbursements, was $27.7 million. Excluding reimbursements and service revenue from our interests in consolidated and unconsolidated real estate ventures, revenue from our third-party asset management and real estate services business was $13.8 million, of which $5.1 million came from property management fees, $3.4 million came from asset management fees, $2.2 million came from leasing fees, $1.6 million came from development fees, $0.6 million came from construction management fees and $0.8 million came from other service revenue.

•	The general and administrative expenses allocated to the third-party asset management and real estate services business were $12.5 million for the three months ended March 31, 2019.

Balance Sheet

•
We had $2.1 billion of debt ($2.4 billion including our share of debt of unconsolidated real estate ventures) as of March 31, 2019. Of the $2.4 billion of debt at our share, approximately 68% was fixed-rate, and rate caps were in place for approximately 2%.

•	The weighted average interest rate of our debt at share was 4.28% as of March 31, 2019.

•
At March 31, 2019, our total enterprise value was approximately $7.7 billion, comprising 137.8 million common shares and units valued at $5.7 billion and debt (net of premium / (discount) and deferred financing costs) at our share of $2.4 billion, less cash and cash equivalents at our share of $405.6 million.

•
As of March 31, 2019, we had $395.6 million of cash and cash equivalents on a GAAP basis and $405.6 million of cash and cash equivalents at our share, and $1.1 billion of capacity under our credit facility.

•
Net Debt to Annualized Adjusted EBITDA at our share for the three months ended March 31, 2019 was 7.1x and our Net Debt / Total Enterprise Value was 26.3% as of March 31, 2019. Pro forma Net Debt to Annualized Adjusted EBITDA at our share would have been 5.4x for the three months ended March 31, 2019, including the $472.3 million of net proceeds from the underwritten public offering completed in April 2019.

Financing and Investing Activities

•
Sold Commerce Executive/Commerce Metro Land, an operating commercial/future development asset located in Reston, Virginia, for $115.0 million. The sale also included approximately 894,000 square feet of estimated potential development density.

•
Executed purchase and sale agreements with Amazon for two of our National Landing Future Development assets, Pen Place and Mets 6, 7 and 8, which will serve as the initial phase of new construction associated with Amazon's additional headquarters. Subject to customary closing conditions, Amazon is expected to pay $293.9

2

million for the sites, or $72.00 per square foot based on their combined estimated potential development density of up to approximately 4.1 million square feet. We expect to close on the Mets land sale as early as 2019 and on Pen Place as early as 2020.

•
Executed a contract to purchase a stabilized multifamily asset located in Washington, DC, which we intend to use as a replacement property in a 1031 like-kind exchange for the expected proceeds from the sale of the Mets 6, 7 and 8 land parcels to Amazon.

•	Redeemed 1.7 million common limited partnership units ("OP Units") for an equivalent number of our common shares.

Subsequent to March 31, 2019:

•
Closed an underwritten public offering of 11.5 million common shares (including 1.5 million common shares related to the exercise of the underwriters' option to cover overallotments) at $42.00 per share, which generated net proceeds, after deducting the underwriting discounts and commissions and other estimated offering expenses, of approximately $472.3 million. We intend to use the net proceeds to fund development opportunities and for general corporate purposes.

•	Repaid mortgage debt totaling approximately $293.6 million at The Bartlett and Fort Totten Square.
Dividends
In May 2019, our Board of Trustees declared a quarterly dividend of $0.225 per common share, payable on May 24, 2019 to shareholders of record on May 13, 2019.
About JBG SMITH
JBG SMITH is an S&P 400 company that owns, operates, invests in and develops a dynamic portfolio of high-quality mixed-use properties in and around Washington, DC. Through an intense focus on placemaking, JBG SMITH cultivates vibrant, amenity-rich, walkable neighborhoods throughout the Capital region, including National Landing where it now serves as the exclusive developer for Amazon’s new headquarters. JBG SMITH’s operating portfolio currently comprises approximately 18 million square feet of high-quality office, multifamily and retail assets, 98% at our share of which are Metro-served. It also maintains a robust future pipeline encompassing approximately 18.7 million square feet of mixed-use development opportunities. For more information on JBG SMITH please visit www.jbgsmith.com.
Forward Looking Statements
Certain statements contained herein may constitute “forward-looking statements” as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results of JBG SMITH Properties (“JBG SMITH” or the “Company”) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximate”, "hypothetical", "potential", “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “would”, “may” or similar expressions in this earnings release. We also note the following forward-looking statements: our anticipated dispositions, our indicated annual dividend per share and dividend yield, annualized net operating income; in the case of our construction and near-term development assets, estimated square feet, estimated number of units and in the case of our future development assets, estimated potential development density. Expected key Amazon transaction terms and timeframes for closing, planned infrastructure improvements related to Amazon's additional headquarters; the economic impacts of Amazon's additional headquarters on the DC region and National Landing; our development plans related to Amazon's additional headquarters; the expected accretion to our net asset value ("NAV") as a result of the Amazon transaction and our future NAV growth rate; in the case of our Amazon lease transaction and our new development opportunities in National Landing, the total square feet to be leased to Amazon and the expected net effective rent, estimated square feet, estimated number of units, the estimated construction start and occupancy dates, estimated incremental investment, targeted NOI yield; and in the case of our future development opportunities, estimated potential development density. Many of the

3

factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see “Risk Factors” and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements after the date hereof.
Pro Rata Information
We present certain financial information and metrics in this release “at JBG SMITH Share,” which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, “real estate ventures”) as applied to these financial measures and metrics. Financial information “at JBG SMITH Share” is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset’s financial information. “At JBG SMITH Share” information, which we also refer to as being “at share,” “our pro rata share” or “our share,” is not, and is not intended to be, a presentation in accordance with GAAP. Given that a substantial portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.
We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers’ share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.
With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers’ interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP “at JBG SMITH Share” financial information should not be considered in isolation or as a substitute for our financial statements as reported under GAAP.
Non-GAAP Financial Measures
This release includes non-GAAP financial measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why JBG SMITH’s management believes that the presentation of these measures provides useful information to investors regarding JBG SMITH’s financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this earnings release. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies. In addition to "at share" financial information, the following non-GAAP measures are included in this release:

4

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and Adjusted EBITDA
Management uses EBITDA and EBITDAre, non-GAAP financial measures, as supplemental operating performance measures and believes they help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our consolidated outstanding debt and the impact of our interest rate swaps) and certain non-cash expenses (primarily depreciation and amortization on our assets). EBITDAre is computed in accordance with the definition established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expenses, gains on sales of real estate and impairment losses of real estate, including our share of such adjustments of unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.
“Adjusted EBITDA,” a non-GAAP financial measure, represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as transaction and other costs, gain (loss) on the extinguishment of debt, distributions in excess of our investment in consolidated real estate ventures, gain on the bargain purchase of a business, lease liability adjustments and share-based compensation expense related to the Formation Transaction and special equity awards. We believe that adjusting such items not considered part of our comparable operations, provides a meaningful measure to evaluate and compare our performance from period-to-period.
Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results.
Funds from Operations ("FFO"), Core FFO and Funds Available for Distribution (“FAD")
FFO is a non-GAAP financial measure computed in accordance with the definition established by NAREIT in the NAREIT FFO White Paper - 2018 Restatement issued in 2018. NAREIT defines FFO as “net income (computed in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity."
"Core FFO" represents FFO adjusted to exclude items (net of tax) which we believe are not representative of ongoing operating results, such as transaction and other costs, gains (or losses) on extinguishment of debt, gain on the bargain purchase of a business, distributions in excess of our investment in consolidated real estate ventures, share-based compensation expense related to the Formation Transaction and special equity awards, lease liability adjustments, amortization of the management contracts intangible and the mark-to-market of derivative instruments.
"FAD" is a non-GAAP financial measure and represents FFO less recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption payments, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.
We believe FFO, Core FFO and FAD are meaningful non‑GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non‑GAAP measures exclude real estate depreciation and amortization expense and other non-comparable income and expenses, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies.

5

Net Operating Income ("NOI") and Annualized NOI
“NOI” is a non-GAAP financial measure management uses to measure the operating performance of our assets and consists of property-related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of free rent and payments associated with assumed lease liabilities) less operating expenses and ground rent, if applicable. NOI also excludes deferred rent, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and amortization of acquired above-market leases and below-market ground lease intangibles. Annualized NOI, for all assets except Crystal City Marriott, represents NOI for the three months ended March 31, 2019 multiplied by four. Due to seasonality in the hospitality business, annualized NOI for Crystal City Marriott represents the trailing twelve-month NOI as of March 31, 2019. Management believes Annualized NOI provides useful information in understanding JBG SMITH’s financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this earnings release. There can be no assurance that the annualized NOI shown will reflect JBG SMITH’s actual results of operations over any 12-month period.
Management uses each of these measures as supplemental performance measures for its assets and believes they provide useful information to investors because they reflect only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets.
However, because NOI excludes depreciation and amortization and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of this measure of the operating performance of our assets is limited. Moreover, our method of calculating NOI may differ from other real estate companies and, accordingly, may not be comparable. NOI should be considered only as a supplement to net operating income (loss) (computed in accordance with GAAP) as a measure of the operating performance of our assets.

Same Store and Non-Same Store
“Same store” refers to the pool of assets that were in service for the entirety of both periods being compared, except for assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared.
“Non-same store” refers to all operating assets excluded from the same store pool.

Definitions
GAAP
"GAAP" refers to accounting principles generally accepted in the United States of America.

Formation Transaction
"Formation Transaction" refers collectively to the spin-off on July 17, 2017 of substantially all of the assets and liabilities of Vornado’s Washington, DC segment, which operated as Vornado / Charles E. Smith, and the acquisition of the management business and certain assets and liabilities of The JBG Companies.

6

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

in thousands	March 31, 2019	December 31, 2018

ASSETS
Real estate, at cost:
Land and improvements	$1,227,255	$1,371,874
Buildings and improvements	3,717,906	3,722,930
Construction in progress, including land	751,730	697,930
	5,696,891	5,792,734
Less accumulated depreciation	(1,075,309)	(1,051,875)
Real estate, net	4,621,582	4,740,859
Cash and cash equivalents	395,584	260,553
Restricted cash	17,877	138,979
Tenant and other receivables, net	49,979	46,568
Deferred rent receivable, net	152,323	143,473
Investments in and advances to unconsolidated real estate ventures	321,366	322,878
Other assets, net	297,525	264,994
Assets held for sale	168,458	78,981
TOTAL ASSETS	$6,024,694	$5,997,285

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgages payable, net	$1,835,842	$1,838,381
Unsecured term loans, net	297,277	297,129
Accounts payable and accrued expenses	134,776	130,960
Other liabilities, net	174,434	181,606
Liabilities related to assets held for sale	486	3,717
Total liabilities	2,442,815	2,451,793
Commitments and contingencies
Redeemable noncontrolling interests	584,763	558,140
Total equity	2,997,116	2,987,352
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$6,024,694	$5,997,285
_______________

Note: For complete financial statements, please refer to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

7

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

in thousands, except per share data	Three Months Ended March 31,
	2019	2018
REVENUE
Property rentals	$119,413	$131,228
Third-party real estate services, including reimbursements	27,691	24,330
Other income	8,095	7,479
Total revenue	155,199	163,037
EXPENSES
Depreciation and amortization	48,719	49,160
Property operating	32,174	35,158
Real estate taxes	17,235	19,610
General and administrative:
Corporate and other	12,314	8,414
Third-party real estate services	28,066	22,609
Share-based compensation related to Formation Transaction and special equity awards	11,131	9,428
Transaction and other costs	4,895	4,221
Total expenses	154,534	148,600
OTHER INCOME (EXPENSE)
Income (loss) from unconsolidated real estate ventures, net	3,601	(1,902)
Interest and other income, net	951	573
Interest expense	(17,174)	(19,257)
Gain on sale of real estate	39,033	455
Total other income (expense)	26,411	(20,131)
INCOME (LOSS) BEFORE INCOME TAX BENEFIT (EXPENSE)	27,076	(5,694)
Income tax benefit	1,172	908
NET INCOME (LOSS)	28,248	(4,786)
Net (income) loss attributable to redeemable noncontrolling interests	(3,387)	594
Net loss attributable to noncontrolling interests	—	2
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$24,861	$(4,190)
EARNINGS (LOSS) PER COMMON SHARE:
Basic	$0.20	$(0.04)
Diluted	$0.20	$(0.04)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING :
Basic	122,573	117,955
Diluted	123,423	117,955
___________________
Note: For complete financial statements, please refer to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

8

EBITDA, EBITDAre AND ADJUSTED EBITDA (NON-GAAP)
(Unaudited)

dollars in thousands	Three Months Ended March 31,
	2019	2018

EBITDA, EBITDAre and Adjusted EBITDA
Net income (loss)	$28,248	$(4,786)
Depreciation and amortization expense	48,719	49,160
Interest expense (1)	17,174	19,257
Income tax benefit	(1,172)	(908)
Unconsolidated real estate ventures allocated share of above adjustments	7,806	10,175
Allocated share of above adjustments to noncontrolling interests in consolidated real estate ventures	(1)	—
EBITDA (2)	$100,774	$72,898
Gain on sale of real estate	(39,033)	(455)
EBITDAre (2)	$61,741	$72,443
Transaction and other costs (3)	4,895	4,221
Share-based compensation related to Formation Transaction and special equity awards	11,131	9,428
Net distributions in excess of our investment in unconsolidated real estate venture (4)	(6,441)	—
Unconsolidated real estate ventures allocated share of above adjustments	—	30
Adjusted EBITDA (2)	$71,326	$86,122

Net Debt to Annualized Adjusted EBITDA (5)	7.1x	6.9x

	March 31, 2019	March 31, 2018
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (6)	$2,128,803	$2,185,461
Unconsolidated indebtedness (6)	303,397	419,476
Total consolidated and unconsolidated indebtedness	2,432,200	2,604,937
Less: cash and cash equivalents	405,646	238,519
Net Debt (at JBG SMITH Share)	$2,026,554	$2,366,418
	$(0.41)

____________________
Note: EBITDAre for the three months ended March 31, 2018 was restated in compliance with the definition established by NAREIT in the NAREIT FFO White Paper - 2018 Restatement issued in 2018.

(1)	Interest expense includes the amortization of deferred financing costs and the ineffective portion of any interest rate swaps or caps, net of capitalized interest.

(2)
Due to our adoption of the new accounting standard for leases, beginning in 2019, we no longer capitalize internal leasing costs and expense these costs as incurred (such costs were $1.3 million for the three months ended March 31, 2018).

(3)
Includes fees and expenses incurred in connection with the Formation Transaction (including transition services provided by our former parent, integration costs and severance costs), demolition costs and costs related to other completed, potential and pursued transactions.

(4)
As of June 30, 2018, we suspended the equity method of accounting for our investment in the real estate venture that owns 1101 17th Street as our investment had been reduced to zero and we did not have an obligation to provide further financial support to the venture. All subsequent net distributions from the venture have been recognized as income, which will continue until our share of unrecorded earnings and contributions exceed the cumulative excess distributions previously recognized.

(5)
Pro forma Net Debt to Annualized Adjusted EBITDA would have been 5.4x for the three months ended March 31, 2019, including the $472.3 million of net proceeds from the underwritten public offering completed in April 2019.

(6)	Net of premium/discount and deferred financing costs.

9

FFO, CORE FFO AND FAD (NON-GAAP)
(Unaudited)

in thousands, except per share data	Three Months Ended March 31,
	2019	2018

FFO and Core FFO
Net income (loss) attributable to common shareholders	$24,861	$(4,190)
Net income (loss) attributable to redeemable noncontrolling interests	3,387	(594)
Net loss attributable to noncontrolling interests	—	(2)
Net income (loss)	28,248	(4,786)
Gain on sale of real estate	(39,033)	(455)
Real estate depreciation and amortization	46,035	46,639
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	4,653	6,436
Net (income) loss attributable to noncontrolling interests in consolidated real estate ventures	(1)	2
FFO Attributable to Operating Partnership Common Units (1)	$39,902	$47,836
FFO attributable to redeemable noncontrolling interests	(4,783)	(7,127)
FFO attributable to common shareholders (1)	$35,119	$40,709

FFO attributable to the operating partnership common units	$39,902	$47,836
Transaction and other costs, net of tax (2)	4,626	4,136
Mark-to-market on derivative instruments	(476)	(1,119)
Share of gain from mark-to-market on derivative instruments held by unconsolidated real estate ventures	227	(342)
Net distributions in excess of our investment in unconsolidated real estate venture (3)	(6,441)	—
Share-based compensation related to Formation Transaction and special equity awards	11,131	9,428
Amortization of management contracts intangible, net of tax	1,287	1,286
Core FFO Attributable to Operating Partnership Common Units (1)	$50,256	$61,225
Core FFO attributable to redeemable noncontrolling interests	(6,024)	(9,037)
Core FFO attributable to common shareholders (1)	$44,232	$52,188
FFO per diluted common share	$0.28	$0.35
Core FFO per diluted common share	$0.36	$0.44
Weighted average diluted shares	123,423	117,955

See footnotes on page 11.

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FFO, CORE FFO AND FAD (NON-GAAP)
(Unaudited)

in thousands, except per share data	Three Months Ended March 31,
	2019	2018

FAD
Core FFO attributable to the operating partnership common units	$50,256	$61,225
Recurring capital expenditures and second generation tenant improvements and leasing commissions	(22,297)	(6,097)
Straight-line and other rent adjustments (4)	(6,808)	(1,075)
Share of straight-line rent from unconsolidated real estate ventures	(135)	159
Third-party lease liability assumption payments	(1,136)	(472)
Share of third party lease liability assumption payments for unconsolidated real estate ventures	—	(50)
Share-based compensation expense	5,330	4,276
Amortization of debt issuance costs	970	1,164
Share of amortization of debt issuance costs from unconsolidated real estate ventures	48	69
Non-real estate depreciation and amortization	912	749
FAD available to the Operating Partnership Common Units (A) (5)	$27,140	$59,948
Distributions to common shareholders and unitholders (6) (B)	$31,284	$31,423
FAD Payout Ratio (B÷A) (7)	115.3%	52.4%

Capital Expenditures
Maintenance and recurring capital expenditures	$5,495	$2,683
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	88	1,149
Second generation tenant improvements and leasing commissions	16,155	1,893
Share of second generation tenant improvements and leasing commissions from unconsolidated real estate ventures	559	372
Recurring capital expenditures and second generation tenant improvements and leasing commissions	22,297	6,097
First generation tenant improvements and leasing commissions	6,197	4,185
Share of first generation tenant improvements and leasing commissions from unconsolidated real estate ventures	233	995
Non-recurring capital expenditures	6,722	3,366
Share of non-recurring capital expenditures from unconsolidated joint ventures	—	620
Non-recurring capital expenditures	13,152	9,166
Total JBG SMITH Share of Capital Expenditures	$35,449	$15,263

_______________

Note: FFO attributable to operating partnership common units and FFO attributable to common shareholders for the three months ended March 31, 2018 were restated in compliance with the definition established by NAREIT in the NAREIT FFO White Paper - 2018 Restatement issued in 2018.

(1)
Due to our adoption of the new accounting standard for leases, beginning in 2019, we no longer capitalize internal leasing costs and expense these costs as incurred (such costs were $1.3 million for the three months ended March 31, 2018).

(2)
Includes fees and expenses incurred in connection with the Formation Transaction (including transition services provided by our former parent, integration costs, and severance costs), demolition costs and costs related to other completed, potential and pursued transactions.

(3)
As of June 30, 2018, we suspended the equity method of accounting for our investment in the real estate venture that owns 1101 17th Street as our investment had been reduced to zero and we did not have an obligation to provide further financial support to the venture. All subsequent net distributions from the venture have been recognized as income, which will continue until our share of unrecorded earnings and contributions exceed the cumulative excess distributions previously recognized.

(4)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.

(5)
The decline in FAD available to the Operating Partnership Common Units was attributable to a significant increase in second generation tenant improvements and leasing commissions from the early renewal of several leases during the quarter.

(6)	The distribution for the three months ended March 31, 2019 excludes a special dividend of $0.10 per common share that was paid in January 2019.

(7)
The FAD payout ratio on a quarterly basis is not necessarily indicative of an amount for the full year due to fluctuation in timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

11

NOI RECONCILIATIONS (NON-GAAP)
(Unaudited)

dollars in thousands	Three Months Ended March 31,
	2019	2018

Net income (loss) attributable to common shareholders	$24,861	$(4,190)
Add:
Depreciation and amortization expense	48,719	49,160
General and administrative expense:
Corporate and other	12,314	8,414
Third-party real estate services	28,066	22,609
Share-based compensation related to Formation Transaction and special equity awards	11,131	9,428
Transaction and other costs	4,895	4,221
Interest expense	17,174	19,257
Income tax benefit	(1,172)	(908)
Net income (loss) attributable to redeemable noncontrolling interests	3,387	(594)
Less:
Third-party real estate services, including reimbursements	27,691	24,330
Other income (excluding parking income of $6,455 and $6,363 in 2019 and 2018)	1,640	1,116
Income (loss) from unconsolidated real estate ventures, net	3,601	(1,902)
Interest and other income, net	951	573
Gain on sale of real estate	39,033	455
Net loss attributable to noncontrolling interests	—	2
Consolidated NOI	76,459	82,823
Proportionate NOI attributable to unconsolidated real estate ventures	5,386	9,207
Non-cash rent adjustments (1)	(6,808)	(1,096)
Other adjustments (2)	3,353	4,252
Total adjustments	1,931	12,363
NOI	$78,390	$95,186
Less: out-of-service NOI loss (3)	(1,271)	(834)
Operating portfolio NOI	$79,661	$96,020
Non-same store NOI (4)	6,088	14,147
Same store NOI (5)	$73,573	$81,873

Growth in same store NOI	(10.1)%
Number of properties in same store pool	56

___________________

(1)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.

(2)	Adjustment to include other income and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue.

(3)	Includes the results for our Under Construction assets and Future Development Pipeline.

(4)
Includes the results for properties that were not owned, operated and in service for the entirety of both periods being compared and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared. The decrease in non-same store NOI is primarily attributable to lost income from disposed assets.

(5)
Includes the results of the properties that are owned, operated and in service for the entirety of both periods being compared except for properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

12

TABLE OF CONTENTS	MARCH 31, 2019

DISCLOSURES	MARCH 31, 2019

Forward-Looking Statements
Certain statements contained herein may constitute “forward-looking statements” as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results of JBG SMITH Properties (“JBG SMITH” or the “Company”) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximate”, “hypothetical”, “potential”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “would”, “may” or similar expressions in this document. We also note the following forward-looking statements: our potential net operating income ("NOI") growth and the assumptions on which such growth is premised, our estimated future leverage (Debt/EBITDA) profile, the potential effect of Amazon.com, Inc. ("Amazon") on job growth, rent growth and cap rates in the Washington, DC metropolitan area and National Landing, in particular, our anticipated dispositions and 1031 exchanges, our indicated annual dividend per share and dividend yield, annualized NOI; adjusted annualized NOI; in the case of our construction assets, estimated square feet, estimated number of units, the estimated completion date, estimated stabilization date, estimated incremental investment, estimated total investment, projected NOI yield, weighted average projected NOI yield, NOI yield or estimated total project cost, estimated total NOI weighted average completion date, weighted average stabilization date and estimated incremental investment, intended type of asset use and potential tenants, and estimated stabilized NOI; and in the case of our future development assets, estimated potential development density, estimated commercial SF/multifamily units to be replaced, estimated remaining acquisition cost, estimated capitalized cost, estimated total investment, expected key Amazon transaction terms, our anticipated role as developer, property manager and retail leasing agent in connection with Amazon’s new headquarters, planned infrastructure and education improvements related to Amazon’s new headquarters; the economic impacts of Amazon’s new headquarters on the DC region and National Landing, our development planned related to Amazon’s new headquarters, the expected accretion to our net asset value ("NAV") as a result of the Amazon transaction and our future net asset value ("NAV") growth rate; in the case of our Amazon lease transactions and our development opportunities in National Landing, the total square feet to be leased to Amazon and the expected net effective rent, estimated square feet, estimated number of units, the estimated construction start and occupancy dates, estimated incremental investment, and targeted NOI yield; and in the case of our future development opportunities, estimated potential development density. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see “Risk Factors” and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the issuance of this Investor Package.

Organization and Basis of Presentation
JBG SMITH Properties ("JBG SMITH") was organized as a Maryland real estate investment trust ("REIT") on October 27, 2016 for the purpose of receiving, via the spin-off on July 17, 2017 (the "Separation"), substantially all of the assets and liabilities of Vornado Realty Trust's ("Vornado") Washington, D.C. segment. On July 18, 2017, JBG SMITH acquired the management business and certain assets and liabilities of The JBG Companies ("JBG") (the "Combination"). The Separation and the Combination are collectively referred to as the "Formation Transaction."

The information contained in this Investor Package does not purport to disclose all items required by the accounting principles generally accepted in the United States of America (“GAAP”) and is unaudited information, unless otherwise indicated.

Pro Rata Information
We present certain financial information and metrics in this Investor Package “at JBG SMITH Share,” which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, “real estate ventures”) as applied to these financial measures and metrics. Financial information “at JBG SMITH Share” is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset’s financial information. “At JBG SMITH Share” information, which we also refer to as being “at share,” “our pro rata share” or “our share,” is not, and is not intended to be, a presentation in accordance with GAAP. Given that a substantial portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

DISCLOSURES	MARCH 31, 2019

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers’ share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.
With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers’ interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP “at JBG SMITH Share” financial information should not be considered in isolation or as a substitute for our financial statements as reported under GAAP.
Definitions
See pages 49-52 for definitions of terms used in this Investor Package.

Information herein with respect to the proposed transaction with Amazon is based on executed leases and purchase and sale agreements between us and Amazon. Closing under these agreements is subject to customary closing conditions.

Non-GAAP Measures
This Investor Package includes non-GAAP measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why JBG SMITH’s management believes that the presentation of these measures provides useful information to investors regarding JBG SMITH’s financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this Investor Package. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies.

In addition to "at share" financial information, the following non-GAAP measures are included in this Investor Package:

•	Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")

•	EBITDA for Real Estate ("EBITDAre")

•	Adjusted EBITDA

•	Funds from Operations ("FFO")

•	Core FFO

•	Funds Available for Distribution ("FAD")

•	Net Operating Income ("NOI")

•	Annualized NOI

•	Adjusted Annualized NOI

•	Estimated Stabilized NOI

•	Projected NOI Yield

•	Same Store NOI

•	Adjusted Consolidated and Unconsolidated Indebtedness

•	Net Debt

•	Pro Rata Adjusted General and Administrative Expenses

COMPANY PROFILE	MARCH 31, 2019 (Unaudited)

Company Overview

JBG SMITH is an S&P 400 company that owns, operates, invests in and develops assets concentrated in leading urban infill submarkets in and around Washington, DC. We own and operate a portfolio of high-quality commercial and multifamily assets, many of which are amenitized with ancillary retail. Our portfolio reflects our longstanding strategy of owning and operating assets within the Metro-served submarkets in the Washington, DC metropolitan area that have high barriers to entry and key urban amenities, including being within walking distance of a Metro station. Our revenues are derived primarily from leases with commercial and multifamily tenants, including fixed rents and reimbursements from tenants for certain expenses such as real estate taxes, property operating expenses, and repairs and maintenance. In addition to our portfolio, we have a third-party asset management and real estate services business that provides fee-based real estate services to third parties, our real estate ventures and the legacy funds formerly organized by JBG ("JBG Legacy Funds").

Q1 2019 Financial Results

▪	Net income attributable to common shareholders was $24.9 million, or $0.20 per diluted share.

▪	FFO attributable to common shareholders was $35.1 million, or $0.28 per diluted share.

▪	Core FFO attributable to common shareholders was $44.2 million, or $0.36 per diluted share.

Q1 2019 to Q4 2018 Comparison

Below are the key highlights regarding quarter over quarter changes in the JBG SMITH portfolio.

Operating Assets

▪
Annualized NOI for the operating portfolio for the three months ended March 31, 2019 was $321.6 million, compared to $341.8 million for the three months ended December 31, 2018, at our share. The decrease in NOI is primarily attributable to lost income from disposed assets and increased rental abatements.

▪	The operating commercial portfolio was 90.2% leased and 85.6% occupied as of March 31, 2019, compared to 89.6% and 85.5% as of December 31, 2018 at our share.

▪	The operating multifamily portfolio was 97.0% leased and 94.8% occupied as of March 31, 2019, compared to 95.7% and 93.9% as of December 31, 2018 at our share.

▪
Same store NOI decreased 10.1% to $73.6 million for the three months ended March 31, 2019, compared to $81.9 million for the three months ended March 31, 2018. The decrease in same store NOI for the three months ended March 31, 2019 is largely attributable to rental abatements and lower base rent. The reported same store pool as of March 31, 2019 includes only the assets that were in service for the entirety of both periods being compared. See page 51 for the definition of same store.

Under Construction

▪
During the quarter ended March 31, 2019, there were nine assets under construction (five commercial assets and four multifamily assets), consisting of 926,530 square feet and 1,298 units, both at our share.

Near-Term Development

▪	As of March 31, 2019, there were no assets in near-term development.

Future Development

▪
As of March 31, 2019, there were 40 future development assets consisting of 18.7 million square feet of estimated potential density at our share, including the 4.1 million square feet held for sale to Amazon.

COMPANY PROFILE	MARCH 31, 2019 (Unaudited)

Company Overview

Acquisition and Disposition Activity During the Quarter

▪
Sold Commerce Executive/Commerce Metro Land, an operating commercial/future development asset located in Reston, Virginia, for $115.0 million. The sale also included approximately 894,000 square feet of estimated potential development density.

▪
Executed purchase and sale agreements with Amazon for two of our National Landing Future Development assets, Pen Place and Mets 6, 7 and 8, which will serve as the initial phase of new construction associated with Amazon’s additional headquarters. Subject to customary closing conditions, Amazon is expected to pay $293.9 million for the sites, or $72.00 per square foot based on their combined estimated potential development density of up to approximately 4.1 million square feet. We expect to close on the Mets land sale as early as 2019 and on Pen Place as early as 2020.

▪
Executed a contract to purchase a stabilized multifamily asset located in Washington, DC, which we intend to use a replacement property in a 1031 like-kind exchange for the expected proceeds from the sale of the Mets 6, 7 and 8 land parcels to Amazon, which is expected to close later this year.

Equity Offering
In April 2019, we closed an underwritten public offering of 11.5 million common shares (including 1.5 million common shares related to the exercise of the underwriters' option to cover overallotments) at $42.00 per share, which generated net proceeds, after deducting the underwriting discounts and commissions and other estimated offering expenses, of approximately $472.3 million. We intend to use the net proceeds to fund development opportunities and for general corporate purposes.

In April 2019, we repaid the mortgage debt totaling approximately $293.6 million at The Bartlett and Fort Totten Square.

Executive Officers			Company Snapshot as of March 31, 2019

W. Matthew Kelly	Chief Executive Officer and Trustee		Exchange/ticker	NYSE: JBGS
David P. Paul	President and Chief Operating Officer		Insider ownership (1)	approximately 8%
Stephen W. Theriot	Chief Financial Officer		Indicated annual dividend per share	$0.90
Kevin P. Reynolds	Chief Development Officer		Dividend yield	2.2%
Steven A. Museles	Chief Legal Officer
M. Moina Banerjee	Executive Vice President, Head of Capital Markets		Total Enterprise Value (dollars in billions, except share price)
			Common share price	$41.35
			Common shares and common limited partnership units ("OP Units") outstanding (in millions)	137.76
			Total market capitalization	$5.70
			Total consolidated and unconsolidated indebtedness at JBG SMITH share	2.43
			Less: cash and cash equivalents at JBG SMITH share	(0.41)
			Net debt	$2.02
			Total Enterprise Value	$7.72

			Net Debt / Total Enterprise Value (2)	26.3%

		(1)
Represents the percentage of all outstanding common shares of JBG SMITH Properties owned or represented by the Company’s trustees and executive officers as of March 31, 2019 assuming that all OP Units are redeemed for shares and including the 11.5 million shares issued in the underwritten public offering completed in April 2019.
.

		(2)	Pro forma Net Debt / Total Enterprise Value would have been 20.1% as of March 31, 2019, including the $472.3 million of net proceeds from the underwritten public offering completed in April 2019.

FINANCIAL HIGHLIGHTS	MARCH 31, 2019 (Unaudited)

dollars in thousands, except per share data	Three Months Ended March 31, 2019

Summary Financial Results
Total revenue	$155,199
Net income attributable to common shareholders	$24,861
Per diluted common share	$0.20
Operating portfolio NOI	$79,661
FFO attributable to operating partnership common units (including units owned by JBG SMITH Properties)	$39,902
Per operating partnership common unit	$0.28
Core FFO attributable to operating partnership common units (including units owned by JBG SMITH Properties)	$50,256
Per operating partnership common unit	$0.36
FAD attributable to the operating partnership common units (including units owned by JBG SMITH Properties)	$27,140
FAD payout ratio	115.3%
EBITDA attributable to operating partnership common units (including units owned by JBG SMITH Properties)	$100,774
EBITDAre attributable to operating partnership common units (including units owned by JBG SMITH Properties)	$61,741
Adjusted EBITDA attributable to operating partnership common units (including units owned by JBG SMITH Properties)	$71,326
Net debt to annualized adjusted EBITDA (1)	7.1x

March 31, 2019

Debt Summary and Key Ratios (at JBG SMITH Share)
Total consolidated indebtedness (2)	$2,128,803
Total consolidated and unconsolidated indebtedness (2)	$2,432,200
Weighted average interest rates:
Variable rate debt	4.53%
Fixed rate debt	4.16%
Total debt	4.28%
Cash and cash equivalents	$405,646
____________________

(1)
Pro forma Net Debt to Annualized Adjusted EBITDA would have been 5.4x for the three months ended March 31, 2019, including the $472.3 million of net proceeds from the underwritten public offering completed in April 2019.

(2)	Net of premium/discount and deferred financing costs.

FINANCIAL HIGHLIGHTS - TRENDS	MARCH 31, 2019 (Unaudited)

	Three Months Ended
dollars in thousands, except per share data, at JBG SMITH share	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018
Commercial NOI (1)	$59,304	$65,462	$71,314	$75,311	$73,764
Multifamily NOI (2)	20,357	20,078	19,615	19,324	19,059
Operating portfolio NOI (3)	$79,661	$85,540	$90,929	$94,635	$92,823
Total Annualized NOI (4)	$321,583	$341,849	$364,915	$378,540	$371,292

Net income (loss) attributable to common shareholders	$24,861	$710	$22,830	$20,574	$(4,190)
Per diluted common share	$0.20	$(0.01)	$0.19	$0.17	$(0.04)
FFO attributable to operating partnership common units (3) (5)	$39,902	$44,834	$49,246	$42,522	$47,836
Per operating partnership common unit	$0.28	$0.32	$0.36	$0.31	$0.35
Core FFO attributable to operating partnership common units (3) (5)	$50,256	$56,948	$59,256	$62,305	$61,225
Per operating partnership common unit	$0.36	$0.41	$0.43	$0.45	$0.44
FAD attributable to operating partnership common units (5) (6)	$27,140	$20,736	$45,019	$57,568	$59,948
FAD payout ratio	115.3%	150.9%	69.3%	54.2%	52.4%
EBITDA attributable to operating partnership common units (3) (5)	$100,774	$97,503	$102,109	$101,211	$72,898
EBITDAre attributable to operating partnership common units (3) (5)	$61,741	$70,555	$74,683	$67,815	$72,443
Adjusted EBITDA attributable to operating partnership common units (3) (5)	$71,326	$82,608	$83,842	$87,226	$86,122
Net debt to annualized adjusted EBITDA (7)	7.1x	6.5x	6.7x	6.3x	6.9x

	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018

Number of Operating Assets
Commercial (1)	45	46	49	51	53
Multifamily (2)	16	16	16	16	15
Total	61	62	65	67	68

Operating Portfolio % Leased (8)
Commercial (1) (9)	90.2%	89.6%	87.1%	87.5%	87.9%
Multifamily (2)	97.0%	95.7%	96.1%	95.9%	96.1%
Weighted Average	92.0%	91.2%	89.4%	89.5%	89.8%

Operating Portfolio % Occupied (10)
Commercial (1) (9)	85.6%	85.5%	85.4%	86.0%	87.0%
Multifamily (2)	94.8%	93.9%	94.3%	92.6%	94.2%
Weighted Average	88.1%	87.7%	87.6%	87.7%	88.7%

See footnotes on page 9.

FINANCIAL HIGHLIGHTS - TRENDS	MARCH 31, 2019 (Unaudited)

Footnotes
Note: See appendices for reconciliations of non-GAAP financial measures to their respective comparable GAAP financial measures. FFO attributable to operating partnership common units for Q1 2018 was restated in compliance with the definition established by the National Association of Real Estate Investment Trusts (“NAREIT”) in the NAREIT FFO White Paper - 2018 Restatement issued in 2018.

(1)
Beginning in Q4 2018, JBG SMITH renamed the Office portfolio to the Commercial portfolio and reclassified Vienna Retail, Stonebridge at Potomac Town Center and Crystal City Marriott from the Other portfolio to the Commercial portfolio.

(2)	Beginning in Q4 2018, JBG SMITH reclassified North End Retail from the Other portfolio to the Multifamily portfolio.

(3)
Due to our adoption of the new accounting standard for leases, beginning in 2019, we no longer capitalize internal leasing costs and expense these costs as incurred (such costs were $2.2 million, $1.5 million, $1.5 million and $1.3 million for Q4 2018, Q3 2018, Q2 2018 and Q1 2018).

(4)	Beginning in Q3 2018, JBG SMITH revised the presentation of annualized NOI for Crystal City Marriott to reflect the trailing twelve-month NOI due to the seasonality in the hospitality business.

(5)	Operating partnership common units include units owned by JBG SMITH Properties.

(6)
The Q1 2019 and Q4 2018 declines in FAD available to the Operating Partnership Common Units were attributable to significant increases in second generation tenant improvements and leasing commissions from the early renewal of several leases during the quarters. Additionally, Q4 2018 was further impacted by increases in recurring capital expenditures, which is consistent with historical seasonality trends.

(7)
Pro forma Net Debt to Annualized Adjusted EBITDA would have been 5.4x for the three months ended March 31, 2019, including the $472.3 million of net proceeds from the underwritten public offering completed in April 2019.

(8)	Beginning in Q3 2018, JBG SMITH excludes storage square feet from the percent leased metric.

(9)	Crystal City Marriott and 1700 M Street are excluded from the percent leased and the percent occupied metrics.

(10)	Percent occupied excludes occupied retail square feet.

PORTFOLIO OVERVIEW	MARCH 31, 2019 (Unaudited)

		100% Share	At JBG SMITH Share
	Number of Assets	Square Feet/Units	Square Feet/Units	% Leased	% Occupied	Annualized Rent (in thousands)	Annualized Rent per Square Foot/Monthly Rent Per Unit (1)	Annualized NOI (in thousands)

Operating
Commercial (2)
In service	45	12,542,688	10,904,102	90.2%	85.6%	$404,881	$44.57	$240,155
Multifamily
In service	15	6,024	4,240	97.5%	95.3%	$106,995	$2,121	$76,760
Recently delivered	1	291	291	89.2%	86.9%	8,432	2,422	4,668
Total / weighted average	16	6,315	4,531	97.0%	94.8%	$115,427	$2,139	$81,428
					88.1%
Operating - Total / Weighted Average	61	12,542,688 SF/ 6,315 Units	10,904,102 SF/ 4,531 Units	92.0%	88.1%	$520,308	$44.57 per SF/ $2,139 per unit	$321,583

Development (3)
Under Construction
Commercial (4)	5	1,158,429	926,530	82.1%
Multifamily	4	1,476	1,298	N/A

Development - Total	9	1,158,429 SF/ 1,476 Units	926,530 SF/ 1,298 Units	82.1%

Future Development	40	22,131,000	18,688,300

_______________

(1)
For commercial assets, represents annualized office rent divided by occupied office square feet; annualized retail rent and retail square feet are excluded from this metric. For multifamily assets, represents monthly multifamily rent divided by occupied units; retail rent is excluded from this metric. Crystal City Marriott and 1700 M Street are excluded from annualized rent per square foot metrics. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but have not yet commenced.

(2)	Crystal City Marriott and 1700 M Street are excluded from percent leased, percent occupied, annualized rent, and annualized rent per square foot metrics.

(3)	Refer to pages 40-41 for detail on under construction and future development assets.

(4)	Includes JBG SMITH’s lease for approximately 84,400 square feet at 4747 Bethesda Avenue.

CONDENSED CONSOLIDATED BALANCE SHEETS	MARCH 31, 2019 (Unaudited)

in thousands	March 31, 2019	December 31, 2018

ASSETS
Real estate, at cost:
Land and improvements	$1,227,255	$1,371,874
Buildings and improvements	3,717,906	3,722,930
Construction in progress, including land	751,730	697,930
	5,696,891	5,792,734
Less accumulated depreciation	(1,075,309)	(1,051,875)
Real estate, net	4,621,582	4,740,859
Cash and cash equivalents	395,584	260,553
Restricted cash	17,877	138,979
Tenant and other receivables, net	49,979	46,568
Deferred rent receivable, net	152,323	143,473
Investments in and advances to unconsolidated real estate ventures	321,366	322,878
Other assets, net	297,525	264,994
Assets held for sale	168,458	78,981
TOTAL ASSETS	$6,024,694	$5,997,285

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgages payable, net	$1,835,842	$1,838,381
Unsecured term loans, net	297,277	297,129
Accounts payable and accrued expenses	134,776	130,960
Other liabilities, net	174,434	181,606
Liabilities related to assets held for sale	486	3,717
Total liabilities	2,442,815	2,451,793
Commitments and contingencies
Redeemable noncontrolling interests	584,763	558,140
Total equity	2,997,116	2,987,352
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$6,024,694	$5,997,285

_______________

Note: For complete financial statements, please refer to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	MARCH 31, 2019 (Unaudited) (Unaudited) (In thousands)

in thousands, except per share data	Three Months Ended March 31,
	2019	2018
REVENUE
Property rentals	$119,413	$131,228
Third-party real estate services, including reimbursements	27,691	24,330
Other income	8,095	7,479
Total revenue	155,199	163,037
EXPENSES
Depreciation and amortization	48,719	49,160
Property operating	32,174	35,158
Real estate taxes	17,235	19,610
General and administrative:
Corporate and other	12,314	8,414
Third-party real estate services	28,066	22,609
Share-based compensation related to Formation Transaction and special equity awards	11,131	9,428
Transaction and other costs	4,895	4,221
Total expenses	154,534	148,600
OTHER INCOME (EXPENSE)
Income (loss) from unconsolidated real estate ventures, net	3,601	(1,902)
Interest and other income, net	951	573
Interest expense	(17,174)	(19,257)
Gain on sale of real estate	39,033	455
Total other income (expense)	26,411	(20,131)
INCOME (LOSS) BEFORE INCOME TAX BENEFIT (EXPENSE)	27,076	(5,694)
Income tax benefit	1,172	908
NET INCOME (LOSS)	28,248	(4,786)
Net (income) loss attributable to redeemable noncontrolling interests	(3,387)	594
Net loss attributable to noncontrolling interests	—	2
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$24,861	$(4,190)
EARNINGS (LOSS) PER COMMON SHARE:
Basic	$0.20	$(0.04)
Diluted	$0.20	$(0.04)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING :
Basic	122,573	117,955
Diluted	123,423	117,955
___________________
Note: For complete financial statements, please refer to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

UNCONSOLIDATED REAL ESTATE VENTURES	MARCH 31, 2019 (Unaudited)

in thousands, at JBG SMITH share
BALANCE SHEET INFORMATION	March 31, 2019

Total real estate, at cost	$638,728
Less accumulated depreciation	(29,840)
Real estate, net	608,888
Cash and cash equivalents	10,090
Other assets, net	40,478
Total assets	$659,456
Borrowings, net	$303,397
Other liabilities, net	44,629
Total liabilities	$348,026

OPERATING INFORMATION	Three Months Ended March 31, 2019
Total revenue	$13,767
Expenses:
Depreciation and amortization	4,677
Property operating	7,697
Real estate taxes	1,307
Total expenses	13,681
Other income (expense):
Interest expense	(3,676)
Interest and other income, net	3
Loss before income tax expense	(3,587)
Income tax expense	(1)
Net loss	$(3,588)
Net distributions in excess of our investment in unconsolidated real estate venture	6,441
Other	748
Income from unconsolidated real estate ventures, net	$3,601

OTHER TANGIBLE ASSETS AND LIABILITIES, NET	MARCH 31, 2019 (Unaudited)

in thousands, at JBG SMITH share	March 31, 2019

Other Tangible Assets, Net (1) (2)
Restricted cash	$20,642
Tenant and other receivables, net	52,878
Other assets, net	33,598
Total Other Tangible Assets, Net	$107,118

Other Tangible Liabilities, Net (2) (3)
Accounts payable and accrued liabilities	$157,121
Other liabilities, net	129,967
Total Other Tangible Liabilities, Net	$287,088

____________________

(1)	Excludes cash and cash equivalents.

(2)	Excludes assets held for sale and liabilities related to assets held for sale.

(3)	Excludes debt.

EBITDA, EBITDAre AND ADJUSTED EBITDA (NON-GAAP)	MARCH 31, 2019 (Unaudited)

dollars in thousands	Three Months Ended March 31,
	2019	2018

EBITDA, EBITDAre and Adjusted EBITDA
Net income (loss)	$28,248	$(4,786)
Depreciation and amortization expense	48,719	49,160
Interest expense (1)	17,174	19,257
Income tax benefit	(1,172)	(908)
Unconsolidated real estate ventures allocated share of above adjustments	7,806	10,175
Allocated share of above adjustments to noncontrolling interests in consolidated real estate ventures	(1)	—
EBITDA (2)	$100,774	$72,898
Gain on sale of real estate	(39,033)	(455)
EBITDAre (2)	$61,741	$72,443
Transaction and other costs (3)	4,895	4,221
Share-based compensation related to Formation Transaction and special equity awards	11,131	9,428
Net distributions in excess of our investment in unconsolidated real estate venture (4)	(6,441)	—
Unconsolidated real estate ventures allocated share of above adjustments	—	30
Adjusted EBITDA (2)	$71,326	$86,122

Net Debt to Annualized Adjusted EBITDA (5)	7.1x	6.9x

	March 31, 2019	March 31, 2018
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (6)	$2,128,803	$2,185,461
Unconsolidated indebtedness (6)	303,397	419,476
Total consolidated and unconsolidated indebtedness	2,432,200	2,604,937
Less: cash and cash equivalents	405,646	238,519
Net Debt (at JBG SMITH Share)	$2,026,554	$2,366,418
	$(0.41)
____________________
Note: EBITDAre for the three months ended March 31, 2018 was restated in compliance with the definition established by NAREIT in the NAREIT FFO White Paper - 2018 Restatement issued in 2018.

(1)	Interest expense includes the amortization of deferred financing costs and the ineffective portion of any interest rate swaps or caps, net of capitalized interest.

(2)
Due to our adoption of the new accounting standard for leases, beginning in 2019, we no longer capitalize internal leasing costs and expense these costs as incurred (such costs were $1.3 million for the three months ended March 31, 2018).

(3)
Includes fees and expenses incurred in connection with the Formation Transaction (including transition services provided by our former parent, integration costs and severance costs), demolition costs and costs related to other completed, potential and pursued transactions.

(4)
As of June 30, 2018, we suspended the equity method of accounting for our investment in the real estate venture that owns 1101 17th Street as our investment had been reduced to zero and we did not have an obligation to provide further financial support to the venture. All subsequent net distributions from the venture have been recognized as income, which will continue until our share of unrecorded earnings and contributions exceed the cumulative excess distributions previously recognized.

(5)
Pro forma Net Debt to Annualized Adjusted EBITDA would have been 5.4x for the three months ended March 31, 2019, including the $472.3 million of net proceeds from the underwritten public offering completed in April 2019.

(6)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD (NON-GAAP)	MARCH 31, 2019 (Unaudited)

in thousands, except per share data	Three Months Ended March 31,
	2019	2018

FFO and Core FFO
Net income (loss) attributable to common shareholders	$24,861	$(4,190)
Net income (loss) attributable to redeemable noncontrolling interests	3,387	(594)
Net loss attributable to noncontrolling interests	—	(2)
Net income (loss)	28,248	(4,786)
Gain on sale of real estate	(39,033)	(455)
Real estate depreciation and amortization	46,035	46,639
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	4,653	6,436
Net (income) loss attributable to noncontrolling interests in consolidated real estate ventures	(1)	2
FFO Attributable to Operating Partnership Common Units (1)	$39,902	$47,836
FFO attributable to redeemable noncontrolling interests	(4,783)	(7,127)
FFO attributable to common shareholders (1)	$35,119	$40,709

FFO attributable to the operating partnership common units	$39,902	$47,836
Transaction and other costs, net of tax (2)	4,626	4,136
Mark-to-market on derivative instruments	(476)	(1,119)
Share of gain from mark-to-market on derivative instruments held by unconsolidated real estate ventures	227	(342)
Net distributions in excess of our investment in unconsolidated real estate venture (3)	(6,441)	—
Share-based compensation related to Formation Transaction and special equity awards	11,131	9,428
Amortization of management contracts intangible, net of tax	1,287	1,286
Core FFO Attributable to Operating Partnership Common Units (1)	$50,256	$61,225
Core FFO attributable to redeemable noncontrolling interests	(6,024)	(9,037)
Core FFO attributable to common shareholders (1)	$44,232	$52,188
FFO per diluted common share	$0.28	$0.35
Core FFO per diluted common share	$0.36	$0.44
Weighted average diluted shares	123,423	117,955

FAD
Core FFO attributable to the operating partnership common units	$50,256	$61,225
Recurring capital expenditures and second generation tenant improvements and leasing commissions	(22,297)	(6,097)
Straight-line and other rent adjustments (4)	(6,808)	(1,075)
Share of straight-line rent from unconsolidated real estate ventures	(135)	159
Third-party lease liability assumption payments	(1,136)	(472)
Share of third party lease liability assumption payments for unconsolidated real estate ventures	—	(50)
Share-based compensation expense	5,330	4,276
Amortization of debt issuance costs	970	1,164
Share of amortization of debt issuance costs from unconsolidated real estate ventures	48	69
Non-real estate depreciation and amortization	912	749
FAD available to the Operating Partnership Common Units (A) (5)	$27,140	$59,948
Distributions to common shareholders and unitholders (6) (B)	$31,284	$31,423
FAD Payout Ratio (B÷A) (7)	115.3%	52.4%
See footnotes on page 17.

FFO, CORE FFO AND FAD (NON-GAAP)	MARCH 31, 2019 (Unaudited)

in thousands, except per share data	Three Months Ended March 31,
	2019	2018

Capital Expenditures
Maintenance and recurring capital expenditures	$5,495	$2,683
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	88	1,149
Second generation tenant improvements and leasing commissions	16,155	1,893
Share of second generation tenant improvements and leasing commissions from unconsolidated real estate ventures	559	372
Recurring capital expenditures and second generation tenant improvements and leasing commissions	22,297	6,097
First generation tenant improvements and leasing commissions	6,197	4,185
Share of first generation tenant improvements and leasing commissions from unconsolidated real estate ventures	233	995
Non-recurring capital expenditures	6,722	3,366
Share of non-recurring capital expenditures from unconsolidated joint ventures	—	620
Non-recurring capital expenditures	13,152	9,166
Total JBG SMITH Share of Capital Expenditures	$35,449	$15,263

_______________
Note: FFO attributable to operating partnership common units and FFO attributable to common shareholders for the three months ended March 31, 2018 were restated in compliance with the definition established by NAREIT in the NAREIT FFO White Paper - 2018 Restatement issued in 2018.

(1)
Due to our adoption of the new accounting standard for leases, beginning in 2019, we no longer capitalize internal leasing costs and expense these costs as incurred (such costs were $1.3 million for the three months ended March 31, 2018).

(2)
Includes fees and expenses incurred in connection with the Formation Transaction (including transition services provided by our former parent, integration costs, and severance costs), demolition costs and costs related to other completed, potential and pursued transactions.

(3)
As of June 30, 2018, we suspended the equity method of accounting for our investment in the real estate venture that owns 1101 17th Street as our investment had been reduced to zero and we did not have an obligation to provide further financial support to the venture. All subsequent net distributions from the venture have been recognized as income, which will continue until our share of unrecorded earnings and contributions exceed the cumulative excess distributions previously recognized.

(4)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.

(5)
The decline in FAD available to the Operating Partnership Common Units was attributable to a significant increase in second generation tenant improvements and leasing commissions from the early renewal of several leases during the quarter.

(6)	The distribution for the three months ended March 31, 2019 excludes a special dividend of $0.10 per common share that was paid in January 2019.

(7)
The FAD payout ratio on a quarterly basis is not necessarily indicative of an amount for the full year due to fluctuation in timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

THIRD-PARTY ASSET MANAGEMENT AND REAL ESTATE SERVICES BUSINESS (NON-GAAP)	MARCH 31, 2019 (Unaudited)

dollars in thousands, at JBG SMITH share	Three Months Ended March 31, 2019
	Source of Revenue
	Third-Party Management	JBG SMITH JV Partner (1)	JBG Legacy Funds	Total

Service Revenue
Property management fees	$2,782	$1,096	$1,230	$5,108
Asset management fees	—	548	2,864	3,412
Leasing fees	939	154	1,117	2,210
Development fees	487	378	754	1,619
Construction management fees	279	241	120	640
Other service revenue	391	253	141	785
Total Revenue (2)	$4,878	$2,670	$6,226	$13,774
Pro Rata adjusted general and administrative expense: third-party real estate services (3)				(12,509)
Total Services Revenue Less Allocated General and Administrative Expenses (4)				$1,265

____________________

(1)
Service revenues from joint ventures are calculated on an asset-by-asset basis by applying our real estate venture partners’ respective economic interests to the fees we earned from each consolidated and unconsolidated real estate venture.

(2)
Included in “Third-party real estate services, including reimbursements” in our consolidated statement of operations are $13.4 million of reimbursement revenue and $0.5 million of service revenue from our economic interest in consolidated and unconsolidated real estate ventures that are excluded from this table.

(3)	Our personnel perform services for wholly owned properties and properties we manage on behalf of third parties, real estate ventures and JBG Legacy Funds.
We allocate personnel and other costs to wholly owned properties (included in "Property operating expenses" and "General and administrative expense: corporate and other" in our consolidated statement of operations) and to properties owned by the third parties, real estate ventures and JBG Legacy Funds (included in "General and administrative expense: third-party real estate services" in our consolidated statement of operations) using estimates of the time spent performing services related to properties in the respective portfolios and other allocation methodologies.
Allocated general and administrative expenses related to real estate ventures are calculated on an asset-by-asset basis by applying our real estate venture partners’ respective economic interests to the total general and administrative expenses allocated to each asset. See "pro rata adjusted general and administrative expenses" on the next page for a reconciliation of "G&A: third-party real estate services" to "Pro Rata adjusted general and administrative expense: third-party real estate services."

(4)
Services revenue, excluding reimbursement revenue and service revenue from our economic interest in consolidated and unconsolidated real estate ventures, less allocated general and administrative expenses. Management uses this measure as a supplemental performance measure for its third-party asset management and real estate services business and believes it provides useful information to investors because it reflects only those revenue and expense items incurred by the Company and can be used to assess the profitability of the third-party asset management and real estate services business.

PRO RATA ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSES (NON-GAAP)	MARCH 31, 2019 (Unaudited)

dollars in thousands	Three Months Ended March 31, 2019
	Per Statement of Operations	Adjustments (1)			Pro Rata Adjusted
		A	B	C

General and Administrative Expenses
Corporate and other	$12,314	$—	$—	$2,154	$14,468
Third-party real estate services	28,066	—	(13,403)	(2,154)	12,509
Share-based compensation related to Formation Transaction and special equity awards	11,131	(11,131)	—	—	—
Total	$51,511	$(11,131)	$(13,403)	$—	$26,977

_______________

(1)	Adjustments:

A - Removes share-based compensation related to the Formation Transaction and special equity awards.
B - Removes $13.4 million of G&A expenses reimbursed by third-party owners of real estate we manage related to revenue which has been excluded from Service Revenue on page 18. Revenue from reimbursements is included in "Third-party real estate services, including reimbursements" in our consolidated statement of operations.

C - Reflects an adjustment to allocate our share of G&A expenses of unconsolidated real estate ventures from "Third-party real estate services" to "Corporate and other" and our consolidated real estate venture partners' share of G&A expenses from "Corporate and other" to "Third-party real estate services."

OPERATING ASSETS	MARCH 31, 2019 (Unaudited)

dollars in thousands, at JBG SMITH share				Plus: Signed But Not Yet Commenced Leases	Plus: Lease Up of Recently Delivered Assets (1)	Adjusted Annualized NOI
		Q1 2019 NOI	Annualized NOI
	% Occupied

Commercial (2)
DC	90.9%	$12,601	$50,404	$3,009	$—	$53,413
VA	84.3%	44,538	181,091	25,602	—	206,693
MD	86.7%	2,165	8,660	289	—	8,949
Total / weighted average	85.6%	$59,304	$240,155	$28,900	$—	$269,055

Multifamily
DC	92.6%	$6,305	$25,220	$95	$682	$25,997
VA	95.5%	12,368	49,472	—	—	49,472
MD	96.0%	1,684	6,736	—	—	6,736
Total / weighted average	94.8%	$20,357	$81,428	$95	$682	$82,205

Total / Weighted Average	88.1%	$79,661	$321,583	$28,995	$682	$351,260

____________________

(1)
Incremental multifamily revenue of a recently delivered multifamily asset calculated as the product of units available for occupancy up to 95.0% occupancy and the weighted average monthly market rent per unit as of March 31, 2019, multiplied by 12. Excludes potential revenue from vacant retail space in recently delivered multifamily assets.

(2)	Crystal City Marriott and 1700 M Street are excluded from the percent occupied metric.

SUMMARY & SAME STORE NOI (NON-GAAP)	MARCH 31, 2019 (Unaudited)

dollars in thousands		100% Share	At JBG SMITH Share
						NOI for the Three Months Ended March 31,
	Number of Assets	Square Feet/Units	Square Feet/Units	% Leased (1)	% Occupied (1)	2019	2018	% Change

Same Store (2)
DC	14	2,574,335 SF/ 1,541 Units	1,863,696 SF/ 857 Units	95.1%	92.0%	$17,294	$20,212	(14.4)%
VA	33	8,720,798 SF/ 3,196 Units	7,844,224 SF/ 2,885 Units	91.2%	86.6%	52,430	57,522	(8.9)%
MD	9	551,369 SF/ 1,287 Units	499,996 SF/ 498 Units	91.4%	90.9%	3,849	4,139	(7.0)%
Total / weighted average	56	11,846,502 SF/ 6,024 Units	10,207,916 SF/ 4,240 Units	92.0%	87.9%	$73,573	$81,873	(10.1)%

Non-Same Store (3)
DC	2	34,000 SF/ 291 Units	34,000 SF/ 291 Units	89.2%	86.9%	$1,612	$6,615	(75.6)%
VA	3	662,186 SF	662,186 SF	93.2%	92.6%	4,476	7,532	(40.6)%
MD	—	—	—	—	—	—	—	—
Total / weighted average	5	696,186 SF/ 291 Units	696,186 SF/ 291 Units	92.2%	91.1%	$6,088	$14,147	(57.0)%

Total Operating Portfolio
DC	16	2,608,335 SF/ 1,832 Units	1,897,696 SF/ 1,148 Units	94.6%	91.6%	$18,906	$26,827	(29.5)%
VA	36	9,382,984 SF/ 3,196 Units	8,506,410 SF/ 2,885 Units	91.3%	87.0%	56,906	65,054	(12.5)%
MD	9	551,369 SF/ 1,287 Units	499,996 SF/ 498 Units	91.4%	90.9%	3,849	4,139	(7.0)%
Operating Portfolio - Total / Weighted Average	61	12,542,688 SF/ 6,315 Units	10,904,102 SF/ 4,531 Units	92.0%	88.1%	$79,661	$96,020	(17.0)%
_______________

(1)	Crystal City Marriott and 1700 M Street are excluded from the percent leased and percent occupied metrics.

(2)
Same store refers to the pool of assets that were in service for the entirety of both periods being compared, except for assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared.

(3)	The decrease in non-same store NOI is primarily attributable to lost income from disposed assets.

SUMMARY NOI (NON-GAAP)	MARCH 31, 2019 (Unaudited)

dollars in thousands	NOI for the Three Months Ended March 31, 2019 at JBG SMITH Share
	Consolidated (6)	Unconsolidated	Commercial (6)	Multifamily	Total
Number of operating assets	45	16	45	16	61
Property rentals (1)	$104,682	$8,015	$84,596	$28,101	$112,697
Tenant expense reimbursement	11,372	705	10,173	1,904	12,077
Other revenue	8,716	694	7,768	1,642	9,410
Total revenue	124,770	9,414	102,537	31,647	134,184

Operating expenses	(49,809)	(4,020)	(42,544)	(11,285)	(53,829)
Ground rent expense	(689)	(5)	(689)	(5)	(694)
Total expenses	(50,498)	(4,025)	(43,233)	(11,290)	(54,523)

NOI (1)	$74,272	$5,389	$59,304	$20,357	$79,661

Annualized NOI	$300,027	$21,556	$240,155	$81,428	$321,583
Additional Information
Free rent (at 100% share)	$8,012	$957	$8,588	$381	$8,969
Free rent (at JBG SMITH share)	$8,012	$173	$7,995	$190	$8,185
Annualized free rent (at JBG SMITH share) (2)	$32,048	$692	$31,980	$760	$32,740
Payments associated with assumed lease liabilities (at 100% share)	$1,136	$—	$1,136	$—	$1,136
Payments associated with assumed lease liabilities (at JBG SMITH share)	$1,136	$—	$1,136	$—	$1,136
Annualized payments associated with assumed lease liabilities (at JBG SMITH share)(3)	$4,544	$—	$4,544	$—	$4,544
% occupied (at JBG SMITH share) (4)	88.0%	89.2%	85.6%	94.8%	88.1%
Annualized base rent of signed leases, not commenced (at 100% share) (5)	$27,689	$2,701	$30,295	$95	$30,390
Annualized base rent of signed leases, not commenced (at JBG SMITH share) (5)	$27,689	$1,306	$28,900	$95	$28,995
___________________

(1)
Property rentals excludes straight-line rent adjustments, and other GAAP adjustments, and include payments associated with assumed lease liabilities. NOI excludes approximately $4.0 million of related party management fees at JBG SMITH's share. See definition of NOI on page 50.

(2)	Represents JBG SMITH's share of free rent for the three months ended March 31, 2019 multiplied by four.

(3)	Represents JBG SMITH's share of payments associated with assumed lease liabilities for the three months ended March 31, 2019 multiplied by four.

(4)	Crystal City Marriott and 1700 M Street are excluded from the percent occupied metric.

(5)
Represents monthly base rent before free rent and straight line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Includes only leases for office and retail spaces that were vacant as of March 31, 2019.

(6)	Includes $2.1 million of annualized NOI from Commerce Executive, which was sold in February 2019.

SUMMARY NOI - COMMERCIAL (NON-GAAP)	MARCH 31, 2019 (Unaudited)

dollars in thousands	NOI for the Three Months Ended March 31, 2019 at JBG SMITH Share
	Consolidated (6)	Unconsolidated	DC	VA (6)	MD	Total
Number of operating assets	35	10	10	31	4	45
Property rentals (1)	$78,789	$5,807	$18,461	$62,688	$3,447	$84,596
Tenant expense reimbursement	9,598	575	2,539	7,345	289	10,173
Other revenue	7,200	568	1,503	5,591	674	7,768
Total revenue	95,587	6,950	22,503	75,624	4,410	102,537

Operating expenses	(39,339)	(3,205)	(9,702)	(30,744)	(2,098)	(42,544)
Ground rent expense	(689)	—	(200)	(342)	(147)	(689)
Total expenses	(40,028)	(3,205)	(9,902)	(31,086)	(2,245)	(43,233)

NOI (1)	$55,559	$3,745	$12,601	$44,538	$2,165	$59,304

Annualized NOI	$225,175	$14,980	$50,404	$181,091	$8,660	$240,155
Additional Information
Free rent (at 100% share)	$7,851	$737	$1,962	$6,228	$398	$8,588
Free rent (at JBG SMITH share)	$7,851	$144	$1,419	$6,198	$378	$7,995
Annualized free rent (at JBG SMITH share) (2)	$31,404	$576	$5,676	$24,792	$1,512	$31,980
Payments associated with assumed lease liabilities (at 100% share)	$1,136	$—	$—	$1,136	$—	$1,136
Payments associated with assumed lease liabilities (at JBG SMITH share)	$1,136	$—	$—	$1,136	$—	$1,136
Annualized payments associated with assumed lease liabilities (at JBG SMITH share) (3)	$4,544	$—	$—	$4,544	$—	$4,544
% occupied (at JBG SMITH share) (4)	85.5%	86.8%	90.9%	84.3%	86.7%	85.6%
Annualized base rent of signed leases, not commenced (at 100% share) (5)	$27,594	$2,701	$4,190	$25,816	$289	$30,295
Annualized base rent of signed leases, not commenced (at JBG SMITH share) (5)	$27,594	$1,306	$3,009	$25,602	$289	$28,900
___________________

(1)
Property rentals excludes straight-line rent adjustments, and other GAAP adjustments, and include payments associated with assumed lease liabilities. NOI excludes approximately $3.0 million of related party management fees at JBG SMITH's share. See definition of NOI on page 50.

(2)	Represents JBG SMITH's share of free rent for the three months ended March 31, 2019 multiplied by four.

(3)	Represents JBG SMITH's share of payments associated with assumed lease liabilities for the three months ended March 31, 2019 multiplied by four.

(4)	Crystal City Marriott and 1700 M Street are excluded from the percent occupied metric.

(5)
Represents monthly base rent before free rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Includes only leases for office and retail spaces that were vacant as of March 31, 2019.

(6)	Includes $2.1 million of annualized NOI from Commerce Executive, which was sold in February 2019.

SUMMARY NOI - MULTIFAMILY (NON-GAAP)	MARCH 31, 2019 (Unaudited)

dollars in thousands	NOI for the Three Months Ended March 31, 2019 at JBG SMITH Share
	Consolidated	Unconsolidated	DC	VA	MD	Total
Number of operating assets	10	6	6	5	5	16
Property rentals (1)	$25,893	$2,208	$8,679	$16,988	$2,434	$28,101
Tenant expense reimbursement	1,774	130	728	1,103	73	1,904
Other revenue	1,516	126	326	1,159	157	1,642
Total revenue	29,183	2,464	9,733	19,250	2,664	31,647

Operating expenses	(10,470)	(815)	(3,428)	(6,882)	(975)	(11,285)
Ground rent expense	—	(5)	—	—	(5)	(5)
Total expenses	(10,470)	(820)	(3,428)	(6,882)	(980)	(11,290)

NOI (1)	$18,713	$1,644	$6,305	$12,368	$1,684	$20,357

Annualized NOI	$74,852	$6,576	$25,220	$49,472	$6,736	$81,428
Additional Information
Free rent (at 100% share)	$161	$220	$137	$131	$113	$381
Free rent (at JBG SMITH share)	$161	$29	$63	$113	$14	$190
Annualized free rent (at JBG SMITH share) (2)	$644	$116	$252	$452	$56	$760
Payments associated with assumed lease liabilities (at 100% share)	$—	$—	$—	$—	$—	$—
Payments associated with assumed lease liabilities (at JBG SMITH share)	$—	$—	$—	$—	$—	$—
Annualized payments associated with assumed lease liabilities (at JBG SMITH share) (3)	$—	$—	$—	$—	$—	$—
% occupied (at JBG SMITH share)	94.8%	94.5%	92.6%	95.5%	96.0%	94.8%
Annualized base rent of signed leases, not commenced (at 100% share) (4)	$95	—	$95	—	—	$95
Annualized base rent of signed leases, not commenced (at JBG SMITH share) (4)	$95	—	$95	—	—	$95
___________________

(1)
Property rentals excludes straight-line rent adjustments, and other GAAP adjustments, and include payments associated with assumed lease liabilities. NOI excludes approximately $1.0 million of related party management fees at JBG SMITH's share. See definition of NOI on page 50.

(2)	Represents JBG SMITH's share of free rent for the three months ended March 31, 2019 multiplied by four.

(3)	Represents JBG SMITH's share of payments associated with assumed lease liabilities for the three months ended March 31, 2019 multiplied by four.

(4)
Represents monthly base rent before free rent and straight line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Includes only leases for office and retail spaces that were vacant as of March 31, 2019.

NOI RECONCILIATIONS (NON-GAAP)	MARCH 31, 2019 (Unaudited)

dollars in thousands	Three Months Ended March 31,
	2019	2018

Net income (loss) attributable to common shareholders	$24,861	$(4,190)
Add:
Depreciation and amortization expense	48,719	49,160
General and administrative expense:
Corporate and other	12,314	8,414
Third-party real estate services	28,066	22,609
Share-based compensation related to Formation Transaction and special equity awards	11,131	9,428
Transaction and other costs	4,895	4,221
Interest expense	17,174	19,257
Income tax benefit	(1,172)	(908)
Net income (loss) attributable to redeemable noncontrolling interests	3,387	(594)
Less:
Third-party real estate services, including reimbursements	27,691	24,330
Other income (excluding parking income of $6,455 and $6,363 in 2019 and 2018)	1,640	1,116
Income (loss) from unconsolidated real estate ventures, net	3,601	(1,902)
Interest and other income, net	951	573
Gain on sale of real estate	39,033	455
Net loss attributable to noncontrolling interests	—	2
Consolidated NOI	76,459	82,823
Proportionate NOI attributable to unconsolidated real estate ventures	5,386	9,207
Non-cash rent adjustments (1)	(6,808)	(1,096)
Other adjustments (2)	3,353	4,252
Total adjustments	1,931	12,363
NOI	$78,390	$95,186
Less: out-of-service NOI loss (3)	(1,271)	(834)
Operating portfolio NOI	$79,661	$96,020
Non-same store NOI (4)	6,088	14,147
Same store NOI (5)	$73,573	$81,873

Growth in same store NOI	(10.1)%
Number of properties in same store pool	56
___________________

(1)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.

(2)	Adjustment to include other income and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue.

(3)	Includes the results for our Under Construction assets and Future Development Pipeline.

(4)
Includes the results for properties that were not owned, operated and in service for the entirety of both periods being compared and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared. The decrease in non-same store NOI is primarily attributable to lost income from disposed assets.

(5)
Includes the results of the properties that are owned, operated and in service for the entirety of both periods being compared except for properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

LEASING ACTIVITY - OFFICE	MARCH 31, 2019 (Unaudited)

square feet in thousands	Three Months Ended March 31, 2019
Square feet leased:
At 100% share	807
At JBG SMITH share	785
Initial rent (1)	$44.97
Straight-line rent (2)	$45.91
Weighted average lease term (years)	5.4
Weighted average free rent period (months)	2.7
Second generation space:	555
Square feet	230
Cash basis:
Initial rent (1)	$45.04
Prior escalated rent	$48.32
% change	(6.8)%
GAAP basis:
Straight-line rent (2)	$46.19
Prior straight-line rent	$48.07
% change	(3.9)%
Tenant improvements:
Per square foot	$39.31
Per square foot per annum	$7.32
% of initial rent	16.3%
Leasing commissions:
Per square foot	$4.25
Per square foot per annum	$0.79
% of initial rent	1.8%
___________________
Note: At JBG SMITH share, unless otherwise indicated. The leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the commencement of rental revenue in accordance with GAAP. Second generation space represents square footage that was vacant for less than nine months.

(1)
Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include free rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot but are included in the GAAP basis deferred rent per square foot.

(2)	Represents the GAAP basis weighted average rent per square foot that is recognized over the term of the respective leases, and includes the effect of free rent and fixed step-ups in rent.

NET EFFECTIVE RENT - OFFICE	MARCH 31, 2019 (Unaudited)

square feet in thousands, dollars per square feet, at JBG SMITH share	Trailing Five Quarter Average	Three Months Ended
		March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Square feet	509	785	741	378	319	322
Weighted average lease term (years)	7.7	5.4	10.2	7.0	8.6	7.3
Initial rent (1)	$46.86	$44.97	$45.08	$42.89	$54.01	$47.35
Base rent per annum (2)	$54.70	$49.34	$57.48	$44.43	$67.89	$54.38
Tenant improvements per annum	(6.27)	(7.32)	(6.54)	(3.77)	(7.46)	(6.27)
Leasing commissions per annum	(1.43)	(0.79)	(1.93)	(0.61)	(2.03)	(1.80)
Free rent per annum	(3.81)	(1.89)	(3.69)	(3.55)	(4.05)	(5.89)
Net Effective Rent	$43.19	$39.34	$45.32	$36.50	$54.35	$40.42

DC
Square feet	84	33	72	88	175	50
Initial rent (1)	$59.96	$53.40	$76.45	$49.73	$66.29	$53.92
Net effective rent	$52.60	$39.41	$70.85	$42.34	$64.65	$45.76

VA
Square feet	404	717	658	282	115	250
Initial rent (1)	$41.85	$44.03	$41.83	$41.08	$38.20	$44.08
Net effective rent	$35.96	$38.18	$41.85	$33.86	$30.61	$35.28

MD
Square feet	21	35	10	8	28	22
Initial rent (1)	$46.46	$56.36	$32.24	$31.75	$42.70	$69.26
Net effective rent	$41.68	$58.53	$27.21	$20.30	$37.38	$64.96
____________________
Note: Leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the commencement of rental revenue in accordance with GAAP. Second generation space represents square footage that was vacant for less than nine months.

(1)
Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include free rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot.

(2)
Represents the weighted average base rent before free rent, plus estimated tenant reimbursements that is recognized over the term of the respective leases, including the effect of fixed step-ups in rent, divided by square feet, and divided by years of lease term. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to base rent. Tenant reimbursements are estimated by escalating tenant reimbursements as of the respective reporting period, or management’s estimate thereof, by 2.75% annually through the lease expiration year.

LEASE EXPIRATIONS	MARCH 31, 2019 (Unaudited)

		At JBG SMITH Share
Year of Lease Expiration	Number of Leases	Square Feet	% of Total Square Feet	Annualized Rent (in thousands)	% of Total Annualized Rent	Annualized Rent Per Square Foot	Estimated Annualized Rent Per Square Foot at Expiration (1)
Month-to-Month	52	269,764	2.9%	$9,505	2.3%	$35.23	$35.23
2019	107	565,467	6.0%	24,511	5.9%	43.35	43.62
2020	152	1,106,872	11.8%	45,683	11.1%	41.27	42.16
2021	116	904,151	9.7%	42,324	10.3%	46.81	47.87
2022	100	1,324,332	14.1%	57,829	14.0%	43.67	45.42
2023	90	520,455	5.6%	22,368	5.4%	42.98	47.16
2024	82	836,660	8.9%	38,714	9.4%	46.27	51.42
2025	47	333,428	3.6%	12,999	3.2%	38.98	43.17
2026	57	314,354	3.4%	13,667	3.3%	43.48	51.83
2027	45	431,891	4.6%	18,662	4.5%	43.21	51.61
Thereafter	109	2,756,180	29.4%	125,810	30.6%	45.65	57.80
Total / Weighted Average	957	9,363,554	100.0%	$412,072	100.0%	$44.01	$49.57
____________________
Note: Includes all in-place leases as of March 31, 2019 for office and retail space within JBG SMITH's operating portfolio and assuming no exercise of renewal options or early termination rights. The weighted average remaining lease term for the entire portfolio is 6.2 years.

(1)
Represents monthly base rent before free rent, plus tenant reimbursements, as of lease expiration multiplied by 12 and divided by square feet. Triple net leases are converted to a gross basis by adding tenant reimbursements to monthly base rent. Tenant reimbursements at lease expiration are estimated by escalating tenant reimbursements as of March 31, 2019, or management’s estimate thereof, by 2.75% annually through the lease expiration year.

SIGNED BUT NOT YET COMMENCED LEASES	MARCH 31, 2019 (Unaudited)

dollars in thousands, at JBG SMITH share
		Total Annualized Estimated Rent (3)	Estimated Rent (1) for the Quarter Ending
Assets	C/U (2)		June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020

Commercial
Operating	C	$27,594	$2,044	$2,973	$3,949	$5,864	$6,209	$6,898
Operating	U	1,306	171	179	224	327	327	327
Under construction (4)	C	30,403	—	314	3,056	4,211	4,211	4,211
Under construction	U	12,624	—	1,069	1,389	2,244	2,679	2,679
Total		$71,927	$2,215	$4,535	$8,618	$12,646	$13,426	$14,115

Multifamily
Operating	C	$95	$24	$24	$24	$24	$24	$24
Under construction	C	3,130	48	202	292	637	783	783
Under construction	U	499	—	—	—	—	24	36
Total		$3,724	$72	$226	$316	$661	$831	$843

Total		$75,651	$2,287	$4,761	$8,934	$13,307	$14,257	$14,958

____________________
Note: Includes only leases for office and retail spaces that were vacant as of March 31, 2019.

(1)
Represents contractual monthly base rent before free rent, plus estimated tenant reimbursements for the month in which the lease is estimated to commence, multiplied by the applicable number of months for each quarter based on the lease’s estimated commencement date. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent.

(2)	“C” denotes a consolidated interest. “U” denotes an unconsolidated interest.

(3)
Represents contractual monthly base rent before free rent, plus estimated tenant reimbursements for the month in which the lease is expected to commence, multiplied by 12. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent.

(4)	Commercial under construction consolidated includes annualized estimated rent of $4.8 million from JBG SMITH's lease at 4747 Bethesda Avenue, estimated to commence in Q4 2019.

TENANT CONCENTRATION	MARCH 31, 2019 (Unaudited)

dollars in thousands			At JBG SMITH Share
	Tenant	Number of Leases	Square Feet	% of Total Square Feet	Annualized Rent	% of Total Annualized Rent
1	U.S. Government (GSA)	64	2,422,091	25.9%	$96,162	23.3%
2	Gartner, Inc	1	348,847	3.7%	22,169	5.4%
3	Family Health International	3	295,977	3.2%	15,287	3.7%
4	Lockheed Martin Corporation	3	274,361	2.9%	13,195	3.2%
5	WeWork (1)	2	205,565	2.2%	11,053	2.7%
6	Arlington County	3	237,001	2.5%	9,907	2.4%
7	Accenture LLP	2	130,716	1.4%	7,450	1.8%
8	Greenberg Traurig LLP	1	101,602	1.1%	7,056	1.7%
9	Public Broadcasting Service	1	140,885	1.5%	5,968	1.4%
10	Chemonics International	2	111,520	1.2%	4,421	1.1%
11	Evolent Health LLC	1	90,905	1.0%	4,328	1.1%
12	U.S. Green Building Council	1	54,675	0.6%	4,026	1.0%
13	Conservation International Foundation	1	86,981	0.9%	3,983	1.0%
14	Booz Allen Hamilton Inc	2	94,794	1.0%	3,860	0.9%
15	The International Justice Mission	1	74,481	0.8%	3,802	0.9%
16	Cushman & Wakefield U.S. Inc	1	58,641	0.6%	3,784	0.9%
17	DRS Tech Inc dba Finmeccanica	2	82,852	0.9%	3,762	0.9%
18	American Diabetes Association	1	80,998	0.9%	3,355	0.8%
19	Willis Towers Watson US LLC	1	61,653	0.7%	2,923	0.7%
20	National Consumer Cooperative	2	86,814	0.9%	2,892	0.7%
	Other	862	4,322,195	46.1%	182,689	44.4%
	Total	957	9,363,554	100.0%	$412,072	100.0%
_______________
Note: Includes all in-place leases as of March 31, 2019 for office and retail space within JBG SMITH's operating portfolio. As signed but not yet commenced leases commence and tenants take occupancy, our tenant concentration will change.
(1) Excludes the WeLive lease at 2221 S. Clark Street.

INDUSTRY DIVERSITY	MARCH 31, 2019 (Unaudited)

dollars in thousands			At JBG SMITH Share
	Industry	Number of Leases	Square Feet	% of Total Square Feet	Annualized Rent	% of Total Annualized Rent
1	Government	80	2,723,876	29.1%	$109,086	26.5%
2	Government Contractors	102	1,680,646	17.9%	75,943	18.4%
3	Business Services	134	1,248,285	13.3%	61,755	15.0%
4	Member Organizations	78	922,213	9.8%	43,786	10.6%
5	Real Estate	46	446,241	4.8%	21,935	5.3%
6	Legal Services	38	267,775	2.9%	14,635	3.6%
7	Food and Beverage	117	258,635	2.8%	14,053	3.4%
8	Health Services	47	351,791	3.8%	13,912	3.4%
9	Communications	14	201,793	2.2%	8,487	2.1%
10	Educational Services	19	152,801	1.6%	6,687	1.6%
	Other	282	1,109,498	11.8%	41,793	10.1%
	Total	957	9,363,554	100.0%	$412,072	100.0%
_______________
Note: Includes all in-place leases as of March 31, 2019 for office and retail space within JBG SMITH's operating portfolio.

PORTFOLIO SUMMARY	MARCH 31, 2019 (Unaudited)

	Number of Assets	Rentable Square Feet	Number of Units (1)	Estimated Potential Development Density (2)

Wholly Owned
Operating	45	13,859,350	4,207	—
Under construction	5	1,285,516	721	—
Future development	24	—	—	17,913,500
Total	74	15,144,866	4,928	17,913,500

Real Estate Ventures
Operating	16	4,243,297	2,108	—
Under construction	4	1,181,735	755	—
Future development	16	—	—	4,217,500
Total	36	5,425,032	2,863	4,217,500

Total Portfolio	110	20,569,898	7,791	22,131,000

Total Portfolio (at JBG SMITH Share)	110	16,846,773	5,829	18,688,300

____________________
Note: At 100% share, unless otherwise indicated.

(1)	For assets under construction, represents estimated number of units based on current design plans.

(2)	Includes estimated potential office, multifamily and retail development density.

PROPERTY TABLE - COMMERCIAL	MARCH 31, 2019 (Unaudited)

Commercial Assets	Submarket	% Ownership	C/U (1)	Same Store (2): Q1 2018-2019 / YTD 2018-2019	Year Built / Renovated	Total Square Feet	Office Square Feet	Retail Square Feet	% Leased	Office % Occupied	Retail % Occupied	Annualized Rent (in thousands)	Office Annualized Rent Per Square Foot (3)	Retail Annualized Rent Per Square Foot (4)

DC
Universal Buildings	Uptown	100.0%	C	Y / Y	1956 / 1990	659,896	568,821	91,075	98.2%	97.1%	99.6%	$32,610	$50.07	$54.72
2101 L Street	CBD	100.0%	C	Y / Y	1975 / 2007	378,869	347,549	31,320	94.6%	87.3%	92.6%	20,567	62.32	56.90
1730 M Street (5)	CBD	100.0%	C	Y / Y	1964 / 1998	204,741	196,723	8,018	87.8%	87.0%	100.0%	8,539	47.55	49.50
1600 K Street	CBD	100.0%	C	Y / Y	1950 / 2000	82,299	69,908	12,391	100.0%	100.0%	100.0%	4,265	49.06	67.39
1700 M Street	CBD	100.0%	C	N / N	N/A	34,000	—	—	—	—	—	—	—	—
L’Enfant Plaza Office-East (5)	Southwest	49.0%	U	Y / Y	1972 / 2012	397,296	397,296	—	89.5%	89.5%	—	17,582	49.46	—
L’Enfant Plaza Office-North	Southwest	49.0%	U	Y / Y	1969 / 2014	299,476	280,002	19,474	95.7%	85.4%	85.9%	11,613	47.42	16.38
L’Enfant Plaza Retail (5)	Southwest	49.0%	U	Y / Y	1968 / 2014	119,361	16,596	102,765	76.3%	100.0%	72.5%	4,641	36.50	54.19
The Foundry	Georgetown	9.9%	U	Y / Y	1973 / 2017	221,204	214,350	6,854	84.0%	83.5%	100.0%	8,780	47.47	41.24
1101 17th Street	CBD	55.0%	U	Y / Y	1964 / 1999	211,193	201,435	9,758	90.6%	80.9%	82.7%	8,861	50.93	69.29

VA
Courthouse Plaza 1 and 2 (5)	Clarendon/Courthouse	100.0%	C	Y / Y	1989 / 2013	633,256	576,063	57,193	83.8%	82.2%	99.6%	$22,814	$43.97	$35.02
Central Place Tower (5) (6)	Rosslyn	100.0%	C	N / N	2018 / N/A	552,540	524,537	28,003	92.4%	92.0%	100.0%	31,342	62.90	35.17
2121 Crystal Drive	National Landing	100.0%	C	Y / Y	1985 / 2006	505,754	505,349	405	94.2%	94.3%	—	22,809	47.88	—
2345 Crystal Drive	National Landing	100.0%	C	Y / Y	1988 / N/A	502,526	498,320	4,206	77.7%	77.5%	100.0%	17,754	45.63	30.24
2231 Crystal Drive	National Landing	100.0%	C	Y / Y	1987 / 2009	467,043	416,083	50,960	88.7%	86.1%	100.0%	17,605	43.96	36.57
1550 Crystal Drive (7)	National Landing	100.0%	C	Y / Y	1980 / 2001	451,673	451,673	—	96.0%	87.7%	—	15,726	39.69	—
RTC-West (7)	Reston	100.0%	C	Y / Y	1988 / 2014	431,021	431,021	—	92.3%	90.3%	—	14,362	36.91	—
RTC-West Retail	Reston	100.0%	C	N / N	2017 / N/A	40,025	—	40,025	91.9%	—	91.9%	2,362	—	64.20
2011 Crystal Drive	National Landing	100.0%	C	Y / Y	1984 / 2006	440,046	433,284	6,762	90.9%	90.8%	49.7%	16,852	42.36	56.74
2451 Crystal Drive	National Landing	100.0%	C	Y / Y	1990 / N/A	398,329	386,639	11,690	70.7%	69.8%	100.0%	11,948	42.72	35.59
1235 S. Clark Street	National Landing	100.0%	C	Y / Y	1981 / 2007	384,187	335,841	48,346	88.9%	81.5%	100.0%	12,382	41.71	20.05
241 18th Street S.	National Landing	100.0%	C	Y / Y	1977 / 2013	359,509	333,019	26,490	90.1%	62.1%	91.5%	8,494	38.06	25.58
251 18th Street S.	National Landing	100.0%	C	Y / Y	1975 / 2013	342,155	292,984	49,171	99.2%	100.0%	94.7%	13,869	41.91	34.13
1215 S. Clark Street	National Landing	100.0%	C	Y / Y	1983 / 2002	336,159	333,546	2,613	100.0%	100.0%	100.0%	10,862	32.31	32.80
201 12th Street S.	National Landing	100.0%	C	Y / Y	1987 / N/A	329,813	318,688	11,125	91.4%	91.1%	100.0%	10,828	35.73	40.79
800 North Glebe Road	Ballston	100.0%	C	Y / Y	2012 / N/A	303,644	277,397	26,247	100.0%	100.0%	100.0%	15,451	51.11	48.51
2200 Crystal Drive	National Landing	100.0%	C	Y / Y	1968 / 2006	282,920	282,920	—	71.5%	45.6%	—	5,803	44.94	—
1901 South Bell Street	National Landing	100.0%	C	Y / Y	1968 / 2008	276,987	275,063	1,924	100.0%	100.0%	100.0%	10,621	38.58	4.48
1225 S. Clark Street	National Landing	100.0%	C	Y / Y	1982 / 2013	276,952	264,102	12,850	92.4%	47.1%	100.0%	4,929	37.68	19.11

PROPERTY TABLE - COMMERCIAL	MARCH 31, 2019 (Unaudited)

Commercial Assets	Submarket	% Ownership	C/U (1)	Same Store (2): Q1 2018-2019 / YTD 2018-2019	Year Built / Renovated	Total Square Feet	Office Square Feet	Retail Square Feet	% Leased	Office % Occupied	Retail % Occupied	Annualized Rent (in thousands)	Office Annualized Rent Per Square Foot (3)	Retail Annualized Rent Per Square Foot (4)
Crystal City Marriott (345 Rooms)	National Landing	100.0%	C	Y / Y	1968 / 2013	266,000	—	—	—	—	—	$—	$—	$—
2100 Crystal Drive	National Landing	100.0%	C	Y / Y	1968 / 2006	249,281	249,281	—	98.8%	98.8%	—	10,345	42.02	—
200 12th Street S.	National Landing	100.0%	C	Y / Y	1985 / 2013	202,736	202,736	—	86.7%	86.7%	—	7,779	44.26	—
2001 Jefferson Davis Highway	National Landing	100.0%	C	Y / Y	1967 / N/A	159,838	159,838	—	65.7%	65.7%	—	3,503	33.34	—
1800 South Bell Street (7)	National Landing	100.0%	C	N / N	1969 / 2007	69,621	45,142	24,479	100.0%	100.0%	100.0%	2,425	48.66	9.33
Crystal City Shops at 2100	National Landing	100.0%	C	Y / Y	1968 / 2006	59,574	—	59,574	86.3%	—	86.3%	785	—	15.28
Crystal Drive Retail	National Landing	100.0%	C	Y / Y	2003 / N/A	56,965	—	56,965	97.3%	—	97.3%	3,046	—	54.98
Vienna Retail*	Vienna	100.0%	C	Y / Y	1981 / N/A	8,584	—	8,584	100.0%	—	100.0%	468	—	54.58
Stonebridge at Potomac Town Center*	Prince William County	10.0%	U	Y / Y	2012 / N/A	503,613	—	503,613	94.4%	—	94.4%	15,768	—	33.18
Pickett Industrial Park	Eisenhower Avenue	10.0%	U	Y / Y	1973 / N/A	246,145	246,145	—	100.0%	100.0%	—	3,948	16.04	—
Rosslyn Gateway-North	Rosslyn	18.0%	U	Y / Y	1996 / 2014	144,024	131,270	12,754	83.8%	79.1%	96.0%	4,667	41.46	29.60
Rosslyn Gateway-South	Rosslyn	18.0%	U	Y / Y	1961 / N/A	102,064	94,480	7,584	86.2%	88.4%	40.4%	2,336	26.31	45.10

MD
7200 Wisconsin Avenue	Bethesda CBD	100.0%	C	Y / Y	1986 / 2015	267,826	250,874	16,952	79.0%	77.6%	100.0%	$10,133	$47.02	$57.57
One Democracy Plaza* (5)	Bethesda‑Rock Spring	100.0%	C	Y / Y	1987 / 2013	212,894	210,756	2,138	96.9%	96.9%	100.0%	6,626	32.13	29.60
4749 Bethesda Avenue Retail	Bethesda CBD	100.0%	C	Y / Y	2016 / N/A	7,999	—	7,999	47.9%	—	47.9%	1,011	—	264.00
11333 Woodglen Drive	Rockville Pike Corridor	18.0%	U	Y / Y	2004 / N/A	62,650	54,077	8,573	97.6%	97.2%	100.0%	2,303	36.67	43.82

Operating - Total / Weighted Average						12,542,688	10,873,808	1,368,880	90.3%	85.9%	93.1%	$459,414	$43.92	$38.78

Under Construction
DC
1900 N Street (5) (8)	CBD	55.0%	U			271,433	258,931	12,502	65.2%
500 L’Enfant Plaza (9)	Southwest	49.0%	U			215,185	215,185	—	74.3%
VA
1770 Crystal Drive	National Landing	100.0%	C			271,572	258,299	13,273	97.8%
Central District Retail	National Landing	100.0%	C			108,825	—	108,825	70.7%

PROPERTY TABLE - COMMERCIAL	MARCH 31, 2019 (Unaudited)

Commercial Assets	Submarket	% Ownership	C/U (1)	Same Store (2): Q1 2018-2019 / YTD 2018-2019	Year Built / Renovated	Total Square Feet	Office Square Feet	Retail Square Feet	% Leased	Office % Occupied	Retail % Occupied	Annualized Rent (in thousands)	Office Annualized Rent Per Square Foot (3)	Retail Annualized Rent Per Square Foot (4)
MD
4747 Bethesda Avenue (10)	Bethesda CBD	100.0%	C			291,414	285,251	6,163	83.3%
Under Construction - Total / Weighted Average						1,158,429	1,017,666	140,763	79.6%

Total / Weighted Average						13,701,117	11,891,474	1,509,643	89.4%

Totals at JBG SMITH Share
Operating assets						10,904,102	9,785,096	819,006	90.2%	85.6%	94.1%	$404,881	$44.57	$41.26
Under construction assets						926,530	791,392	135,137	82.1%
											1,068,602.0

Number of Assets and Total Square Feet Reconciliation
	Number of Assets	At 100% Share	At JBG SMITH Share
Operating Assets		Square Feet	Square Feet
Q4 2018	46	12,934,467	11,294,489
Placed into service	—	—	—
Dispositions (11)	(1)	(388,562)	(388,562)
Out-of-service adjustment	—	—	—
Building re-measurements	—	(3,217)	(1,825)
Q1 2019	45	12,542,688	10,904,102

See footnotes on page 36.

PROPERTY TABLE - COMMERCIAL	MARCH 31, 2019 (Unaudited)

Footnotes
Note: At 100% share, unless otherwise noted. Excludes our 10% subordinated interest in three commercial buildings held through a real estate venture in which we have no economic interest.
* Not Metro-Served.

(1)	“C” denotes a consolidated interest. “U” denotes an unconsolidated interest.

(2)	“Y” denotes an asset as same store and “N” denotes an asset as non-same store.

(3)
Represents annualized office rent divided by occupied office square feet; annualized retail rent and retail square feet are excluded from this metric. Occupied office square footage may differ from leased office square footage because leased office square footage includes leases that have been signed but have not yet commenced.

(4)
Represents annualized retail rent divided by occupied retail square feet. Occupied retail square footage may differ from leased retail square footage because leased retail square footage includes leases that have been signed but have not yet commenced.

(5)	The following assets are subject to ground leases:

Commercial Asset	Ground Lease Expiration Date
1730 M Street	4/30/2061
L'Enfant Plaza Office - East	11/23/2064
L'Enfant Plaza Retail	11/23/2064
Courthouse Plaza 1 and 2	1/19/2062
Central Place Tower*	6/2/2102
One Democracy Plaza	11/17/2084
1900 N Street**	5/31/2106
* We have an option to purchase the ground lease at a fixed price.
** Only a portion of the asset is subject to a ground lease.

(6)	In Q1 2019, CEB Tower at Central Place was renamed Central Place Tower.

(7)	The following assets contain space that is held for development or not otherwise available for lease. This out-of-service square footage is excluded from area, leased, and occupancy metrics.

Commercial Asset	In-Service	Not Available for Lease
1550 Crystal Drive	451,673	43,655
RTC - West	431,021	17,988
1800 South Bell Street	69,621	150,321

(8)	Ownership percentage reflects expected dilution of JBG SMITH as contributions are funded during the construction of the asset. As of March 31, 2019, JBG SMITH's ownership interest was 63.7%.

(9)	In Q1 2019, L'Enfant Plaza Office-Southeast was renamed to 500 L'Enfant Plaza.

(10)	Includes JBG SMITH’s lease for approximately 84,400 square feet.

(11)	In February 2019, we sold Commerce Executive.

PROPERTY TABLE - MULTIFAMILY	MARCH 31, 2019 (Unaudited)

Multifamily Assets	Submarket	% Ownership	C/U (1)	Same Store (2): Q1 2018-2019 / YTD 2018-2019	Year Built / Renovated	Number of Units	Total Square Feet	Multifamily Square Feet	Retail Square Feet	% Leased	Multifamily % Occupied	Retail % Occupied	Annualized Rent (in thousands)	Monthly Rent Per Unit (3) (4)	Monthly Rent Per Square Foot (4) (5)

DC
Fort Totten Square	Brookland/Fort Totten	100.0%	C	Y / Y	2015 / N/A	345	384,956	254,292	130,664	97.6%	93.0%	100.0%	$8,972	$1,759	$2.39
WestEnd25	West End	100.0%	C	Y / Y	2009 / N/A	283	273,264	273,264	—	96.6%	95.8%	—	11,259	3,462	3.59
North End Retail	U Street/Shaw	100.0%	C	Y / Y	2015 / N/A	—	27,355	—	27,355	100.0%	N/A	100.0%	1,493	N/A	N/A
The Gale Eckington	H Street/NoMa	5.0%	U	Y / Y	2013 / 2017	603	466,716	465,516	1,200	95.7%	91.7%	100.0%	13,596	2,043	2.65
Atlantic Plumbing	U Street/Shaw	64.0%	U	Y / Y	2015 / N/A	310	245,527	221,788	23,739	98.3%	95.5%	100.0%	10,120	2,533	3.54

VA
RiverHouse Apartments	National Landing	100.0%	C	Y / Y	1960 / 2013	1,670	1,321,966	1,319,304	2,662	97.7%	95.3%	100.0%	$34,025	$1,777	$2.25
The Bartlett	National Landing	100.0%	C	Y / Y	2016 / N/A	699	619,372	577,295	42,077	96.3%	93.8%	100.0%	22,340	2,658	3.22
220 20th Street	National Landing	100.0%	C	Y / Y	2009 / N/A	265	271,476	269,913	1,563	97.9%	97.4%	100.0%	8,089	2,596	2.55
2221 S. Clark Street	National Landing	100.0%	C	Y / Y	1964 / 2016	216	164,743	164,743	—	100.0%	100.0%	—	3,516	N/A	N/A
Fairway Apartments*	Reston	10.0%	U	Y / Y	1969 / 2005	346	370,850	370,850	—	94.0%	92.5%	—	6,397	1,666	1.55

MD
Falkland Chase-South & West	Downtown Silver Spring	100.0%	C	Y / Y	1938 / 2011	268	222,797	222,797	—	97.7%	95.9%	—	$5,230	$1,696	$2.04
Falkland Chase-North	Downtown Silver Spring	100.0%	C	Y / Y	1938 / 1986	170	112,229	112,229	—	98.2%	97.1%	—	2,924	1,477	2.24
Galvan	Rockville Pike Corridor	1.8%	U	Y / Y	2015 / N/A	356	390,641	295,033	95,608	95.9%	92.7%	96.8%	10,629	1,784	2.15
The Alaire (6)	Rockville Pike Corridor	18.0%	U	Y / Y	2010 / N/A	279	266,673	251,691	14,982	94.9%	93.9%	100.0%	5,989	1,729	1.92
The Terano (6) (7)	Rockville Pike Corridor	1.8%	U	Y / Y	2015 / N/A	214	195,864	183,496	12,368	95.8%	94.4%	76.2%	4,494	1,739	2.03

Total / Weighted Average						6,024	5,334,429	4,982,211	352,218	96.8%	94.6%	98.3%	$149,073	$2,048	$2.47

Recently Delivered
DC
1221 Van Street	Ballpark/Southeast	100.0%	C	N / N	2018 / N/A	291	225,530	202,715	22,815	89.2%	86.9%	93.1%	$8,432	$2,422	$3.48
Operating - Total / Weighted Average						6,315	5,559,959	5,184,926	375,033	96.5%	94.3%	98.0%	$157,505	$2,065	$2.51

Under Construction
DC
West Half	Ballpark/Southeast	100.0%	C			465	388,174	346,415	41,759
965 Florida Avenue (8)	U Street/Shaw	96.1%	C			433	336,092	290,296	45,796
Atlantic Plumbing C	U Street/Shaw	100.0%	C			256	225,531	206,057	19,474

PROPERTY TABLE - MULTIFAMILY	MARCH 31, 2019 (Unaudited)

Multifamily Assets	Submarket	% Ownership	C/U (1)	Same Store (2): Q1 2018-2019 / YTD 2018-2019	Year Built / Renovated	Number of Units	Total Square Feet	Multifamily Square Feet	Retail Square Feet	% Leased	Multifamily % Occupied	Retail % Occupied	Annualized Rent (in thousands)	Monthly Rent Per Unit (3) (4)	Monthly Rent Per Square Foot (4) (5)

MD
7900 Wisconsin Avenue	Bethesda CBD	50.0%	U			322	359,025	338,990	20,035

Under Construction - Total						1,476	1,308,822	1,181,758	127,064

Total						7,791	6,868,781	6,366,684	502,097

Totals at JBG SMITH Share
In service assets						4,240	3,674,275	3,450,060	224,214	97.5%	95.3%	100.0%	$106,995	$2,121	$2.60
Recently delivered assets						291	225,530	202,715	22,815	89.2%	86.9%	93.1%	8,432	2,422	3.48
Operating assets						4,531	3,899,805	3,652,775	247,029	97.0%	94.8%	99.3%	115,427	2,139	2.64
Under construction assets						1,298	1,116,337	1,001,058	115,279

Number of Assets and Total Square Feet/Units Reconciliation
	Number of Assets	At 100% Share	At JBG SMITH Share
Operating Assets		Square Feet/Units	Square Feet/Units
Q4 2018	16	5,559,307 SF/ 6,315 Units	3,899,297 SF/ 4,531 Units
Placed into service	—	—	—
Out-of-service adjustment	—	—	—
Building re-measurements	—	652 SF	508 SF
Q1 2019	16	5,559,959 SF/ 6,315 Units	3,899,805 SF/ 4,531 Units

Leasing Activity - Multifamily
	Number of Assets	Number of Units	Monthly Rent Per Unit (3)			Multifamily % Occupied			Annualized Rent (in thousands)
			Q1 2019	Q1 2018	% Change	Q1 2019	Q1 2018	% Change	Q1 2019	Q1 2018	% Change
DC	4	857	$2,520	$2,587	(2.6)%	94.5%	92.8%	1.7%	$24,470	$24,688	(0.9)%
VA	4	2,669	2,087	2,087	—	95.1%	94.0%	1.1%	63,560	62,820	1.2%
MD	5	498	1,625	1,655	(1.8)%	96.0%	95.0%	1.0%	9,336	9,258	0.8%
Total / Weighted Average	13	4,024	$2,121	$2,139	(0.8)%	95.1%	93.7%	1.4%	$97,366	$96,766	0.6%
Note: At JBG SMITH share. Includes assets placed in service prior to January 1, 2018. Excludes North End Retail and 2221 S. Clark Street (WeLive).

See footnotes on page 39.

PROPERTY TABLE - MULTIFAMILY	MARCH 31, 2019 (Unaudited)

Footnotes

Note: At 100% share.
* Not Metro-Served.

(1)	“C” denotes a consolidated interest. “U” denotes an unconsolidated interest.

(2)	“Y” denotes an asset as same store and “N” denotes an asset as non-same store.

(3)
Represents multifamily rent divided by occupied multifamily units; retail rent is excluded from this metric. Occupied units may differ from leased units because leased units include leases that have been signed but have not yet commenced.

(4)	Excludes North End Retail and 2221 S. Clark Street (WeLive).

(5)
Represents multifamily rent divided by occupied multifamily square feet; retail rent and retail square feet are excluded from this metric. Occupied multifamily square footage may differ from leased multifamily square footage because leased multifamily square footage includes leases that have been signed but have not yet commenced.

(6)	The following assets are subject to ground leases:

Multifamily Asset	Ground Lease Expiration Date
The Alaire	3/27/2107
The Terano	8/5/2112

(7)	The following asset contains space that is held for development or not otherwise available for lease. This out-of-service square footage is excluded from area, leased, and occupancy metrics.

Multifamily Asset	In-Service	Not Available for Lease
The Terano	195,864	3,904

(8)
Ownership percentage reflects expected dilution of JBG SMITH's real estate venture partner as contributions are funded during the construction of the asset. As of March 31, 2019, JBG SMITH's ownership interest was 90.2%.

PROPERTY TABLE - UNDER CONSTRUCTION	MARCH 31, 2019 (Unaudited)

dollars in thousands, except per square foot data		% Ownership	Estimated Square Feet	% Pre-Leased	Pre-Lease Rent Per Square Foot (1)	Estimated Number of Units		Schedule (2)		At JBG SMITH Share
							Construction Start Date	Estimated Completion Date	Estimated Stabilization Date	Historical Cost (3)	Estimated Incremental Investment	Estimated Total Investment
Asset	Submarket

Commercial
DC
1900 N Street (4)	CBD	55.0%	271,433	65.2%	$85.80	—	Q2 2017	Q2 2020	Q4 2022	$99,752	$24,137	$123,889
500 L'Enfant Plaza	Southwest	49.0%	215,185	74.3%	54.58	—	Q1 2017	Q1 2019	Q2 2021	43,366	3,876	47,242
VA
1770 Crystal Drive (5)	National Landing	100.0%	271,572	97.8%	46.05	—	Q4 2018	Q2 2021	Q2 2021	44,467	75,475	119,942
Central District Retail (5)	National Landing	100.0%	108,825	70.7%	47.35	—	Q4 2018	Q2 2021	Q4 2021	18,681	98,445	117,126
MD
4747 Bethesda Avenue (6)	Bethesda CBD	100.0%	291,414	83.3%	61.78	—	Q2 2017	Q4 2019	Q2 2021	111,203	49,417	160,620
Total/weighted average			1,158,429	79.6%	$59.40	—	Q4 2017	Q3 2020	Q3 2021	$317,469	$251,350	$568,819

Multifamily
DC
West Half	Ballpark/Southeast	100.0%	388,174	—	—	465	Q1 2017	Q1 2020	Q1 2021	$180,415	$47,954	$228,369
965 Florida Avenue (7)	U Street/Shaw	96.1%	336,092	—	—	433	Q4 2017	Q4 2020	Q1 2022	64,837	87,782	152,619
Atlantic Plumbing C	U Street/Shaw	100.0%	225,531	—	—	256	Q1 2017	Q4 2019	Q3 2020	131,834	26,819	158,653
MD
7900 Wisconsin Avenue	Bethesda CBD	50.0%	359,025	—	—	322	Q2 2017	Q3 2020	Q4 2021	51,382	43,033	94,415
Total/weighted average			1,308,822	—	—	1,476	Q2 2017	Q2 2020	Q2 2021	$428,468	$205,588	$634,056

Under Construction - Total / Weighted Average (8)			2,467,251	79.6%	$59.40	1,476	Q3 2017	Q2 2020	Q2 2021	$745,937	$456,938	$1,202,875
Under Construction - Total / Weighted Average at JBG SMITH Share (8)			2,042,866	82.1%	$57.16	1,298

				Commercial	Multifamily	Total
Weighted average projected NOI yield at JBG SMITH share:
Estimated total project cost (9)				6.5%	6.4%	6.4%				Consol	385,892
Estimated total investment				6.4%	6.0%	6.2%				Unconsol	71,146
Estimated incremental investment				14.4%	18.5%	16.2%
Estimated Stabilized NOI at JBG SMITH Share (dollars in millions)				$36.3	$37.9	$74.2
____________________
Note: At 100% share, unless otherwise noted.

(1)
Based on leases signed as of March 31, 2019 and calculated as contractual monthly base rent before free rent, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to contractual monthly base rent.

(2)	Average dates are weighted by JBG SMITH share of estimated square feet.

(3)	Historical cost excludes certain GAAP adjustments, such as capitalized payroll, interest and ground lease costs. See definition of historical cost on page 50.

(4)	Ownership percentage reflects expected dilution of JBG SMITH as contributions are funded during the construction of the asset. As of March 31, 2019, JBG SMITH's ownership interest was 63.7%.

(5)	Historical cost of 1770 Crystal Drive and Central District Retail includes $4.4 million and $4.3 million of prior design costs not related to the current planned development.

(6)	Includes JBG SMITH’s lease for approximately 84,400 square feet.

(7)
Ownership percentage reflects expected dilution of JBG SMITH's real estate venture partner as contributions are funded during the construction of the asset. As of March 31, 2019, JBG SMITH's ownership interest was 90.2%.

(8)	Multifamily assets are excluded from the weighted average percent pre-leased and pre-lease rent per square foot metrics.

(9)	Estimated total project cost is estimated total investment excluding purchase price allocation adjustments recognized as a result of the Formation Transaction.

PROPERTY TABLE - FUTURE DEVELOPMENT	MARCH 31, 2019 (Unaudited) (Unaudited)

dollars in thousands, except per square foot data, at JBG SMITH share						Estimated Commercial SF / Multifamily Units to be Replaced (1)			Estimated Capitalized Cost of SF / Units to Be Replaced (4)	Estimated Capitalized Cost of Ground Rent Payments (5)		Estimated Total Investment per SF
	Number of Assets							Estimated Remaining Acquisition Cost (3)			Estimated Total Investment
		Estimated Potential Development Density (SF)					Historical Cost (2)
Region		Total	Office	Multifamily	Retail

Owned
DC
DC	8	1,678,400	312,100	1,357,300	9,000	—	$106,445	N/A	$—	$—	$106,445	$63.42
VA
National Landing	11	6,910,400	2,135,000	4,655,700	119,700	229,459 SF	152,099	N/A	36,600	—	188,699	27.31
Reston	4	2,589,200	924,800	1,462,400	202,000	15 units	72,702	N/A	2,760	—	75,462	29.14
Other VA	4	220,600	88,200	121,300	11,100	21,544 SF	2,086	N/A	5,024	2,480	9,590	43.47
	19	9,720,200	3,148,000	6,239,400	332,800	251,003 SF / 15 units	226,887	N/A	44,384	2,480	273,751	28.16
MD
Silver Spring	1	1,276,300	—	1,156,300	120,000	170 units	15,060	N/A	35,133	—	50,193	39.33
Greater Rockville	4	126,500	19,200	88,600	18,700	—	3,256	N/A	—	664	3,920	30.99
	5	1,402,800	19,200	1,244,900	138,700	170 units	18,316	N/A	35,133	664	54,113	38.57
Total / weighted average	32	12,801,400	3,479,300	8,841,600	480,500	251,003 SF / 185 units	$351,648	N/A	$79,517	$3,144	$434,309	$33.93

Optioned (6)
DC
DC	3	1,793,600	78,800	1,498,900	215,900	—	$18,730	$25,051	$—	$71,113	$114,894	$64.06
VA
Other VA	1	11,300	—	10,400	900	—	87	995	—	—	1,082	95.75
Total / weighted average	4	1,804,900	78,800	1,509,300	216,800	—	$18,817	$26,046	$—	$71,113	$115,976	$64.26

Held for Sale
VA
National Landing (7)	4	4,082,000	4,082,000	—	—	—	$167,046	N/A	$—	$—	$167,046	$40.92

Total / Weighted Average	40	18,688,300	7,640,100	10,350,900	697,300	251,003 SF / 185 units	$537,511	$26,046	$79,517	$74,257	$717,331	$38.38
____________________

(1)
Represents management's estimate of the total office and/or retail rentable square feet and multifamily units that would need to be redeveloped to access some of the estimated potential development density.

(2)
Historical cost includes certain intangible assets, such as option and transferable density rights values; and excludes certain GAAP adjustments, such as capitalized payroll, interest and ground lease costs. See definition of historical cost on page 50.

(3)	Represents management's estimate of remaining deposits, option payments, and option strike prices as of March 31, 2019.

(4)
Capitalized value of estimated commercial square feet / multifamily units to be replaced, which generated approximately $1.2 million of NOI for the three months ended March 31, 2019 (included in the NOI of the applicable operating segment), at a 6.0% capitalization rate. The annualized NOI for 1800 South Bell Street is excluded from this calculation.

(5)
Capitalized value of stabilized annual ground rent payments associated with leasehold assets at a 5.0% capitalization rate. Two owned parcels and one optioned parcel are leasehold interests with estimated annual stabilized ground rent payments totaling $3.7 million.

(6)	March 31, 2019, the weighted average remaining term for the optioned future development assets is 5.4 years.

(7)
Includes 4.1 million square feet of estimated potential development density that JBG SMITH has sold to Amazon pursuant to executed purchase and sale agreements. Subject to customary closing conditions, Amazon is expected to pay $293.9 million for the assets.

DISPOSITION ACTIVITY	MARCH 31, 2019 (Unaudited)

Disposition Activity (1):

dollars in thousands, at JBG SMITH share					Total Square Feet/ Estimated Potential Development Density	Gross Sales Price	Net Cash Proceeds	Book Gain
Assets	Ownership Percentage	Asset Type	Location	Date Disposed

Q1 2019
Commerce Executive / Commerce Metro Land (2)	100.0%	Commercial / Future Development	Reston, VA	February 4, 2019	388,562 / 894,000	$114,950	$117,676	$39,033

_______________
Note: For the three months ended March 31, 2019, the disposed asset generated $0.5 million of NOI.

(1)
As of March 31, 2019, Pen Place and Mets 6, 7 and 8 were classified as held for sale in our condensed consolidated balance sheet. In March 2019, we entered into agreements for the sale of Pen Place and Mets 6, 7 and 8, Future Development assets having an aggregate estimated potential development density of up to approximately 4.1 million square feet, with Amazon for its additional headquarters.

(2)	Cash proceeds include the reimbursement of $4.0 million of tenant improvement costs and leasing commissions paid by us prior to the closing.

DEBT SUMMARY	MARCH 31, 2019 (Unaudited)

dollars in thousands, at JBG SMITH share	2019	2020	2021	2022	2023	Thereafter	Total

Consolidated and Unconsolidated Principal Balance
Unsecured Debt:
Revolving credit facility ($1 billion commitment)	$—	$—	$—	$—	$—	$—	$—
Term loans ($400 million commitment)	—	—	—	—	100,000	200,000	300,000
Total unsecured debt	—	—	—	—	100,000	200,000	300,000
Secured Debt:
Consolidated principal balance	181,898	97,141	331,459	327,500	176,804	726,784	1,841,586
Unconsolidated principal balance	118,851	43,336	—	74,253	20,941	46,770	304,151
Total secured debt	300,749	140,477	331,459	401,753	197,745	773,554	2,145,737

Total Consolidated and Unconsolidated Principal Balance	$300,749	$140,477	$331,459	$401,753	$297,745	$973,554	$2,445,737

% of total debt maturing	12.3%	5.7%	13.6%	16.4%	12.2%	39.8%	100.0%
% floating rate (1)	100.0%	21.8%	4.2%	54.8%	—	21.4%	31.6%
% fixed rate (2)	—	78.2%	95.8%	45.2%	100.0%	78.6%	68.4%

Weighted Average Interest Rates
Variable rate	4.99%	6.13%	3.76%	4.19%	—	4.05%	4.53%
Fixed rate	—	3.32%	4.11%	4.12%	4.49%	4.19%	4.16%
Total Weighted Average Interest Rates	4.99%	3.93%	4.09%	4.16%	4.49%	4.16%	4.28%

	Credit Facility
	Revolving Credit Facility	Tranche A-1 Term Loan	Tranche A-2 Term Loan	Total/Weighted Average			2,141,586
Credit limit	$1,000,000	$200,000	$200,000	$1,400,000			2.12%
Outstanding principal balance	$—	$100,000	$200,000	$300,000
Letters of credit	$5,794	$—	$—	$5,794
Undrawn capacity	$994,206	$100,000	$—	$1,094,206
Interest rate spread (3)	1.10%	1.20%	1.55%	1.43%
All-In interest rate (4)	3.59%	3.32%	4.04%	3.80%
Initial maturity date	Jul-21	Jan-23	Jul-24	—
Delayed draw availability period	—	Jul-19	—	—
____________________

(1)	Floating rate debt includes floating rate loans with interest rate caps.

(2)	Fixed rate debt includes floating rate loans with interest rate swaps.

(3)	The interest rate for the revolving credit facility excludes a 0.15% facility fee.

(4)	The all-in interest rate is inclusive of interest rate swaps. As of March 31, 2019, only the $100 million outstanding balance on the Tranche A-1 Term Loan had been swapped.

DEBT BY INSTRUMENT	MARCH 31, 2019 (Unaudited)

dollars in thousands Asset	% Ownership	Principal Balance	Stated Interest Rate	Interest Rate Hedge	Current Annual Interest Rate (1)	Initial Maturity Date	Extended Maturity Date (2)

Consolidated
Courthouse Plaza 1 and 2	100.0%	—	L + 1.60%	—	4.09%	05/10/19	05/10/20
RTC - West	100.0%	97,141	L + 1.50%	Swap	3.33%	04/12/20	04/12/21
WestEnd25	100.0%	97,459	4.88%	Fixed	4.88%	06/01/21	06/01/21
Universal Buildings	100.0%	181,898	L + 1.90%	Cap	4.39%	08/12/19	08/12/21
The Bartlett (3)	100.0%	220,000	L + 1.70%	—	4.19%	06/20/22	06/20/22
Credit Facility - Revolving Credit Facility	100.0%	—	L + 1.10%	—	3.59%	07/16/21	07/16/22
Credit Facility -Tranche A-1 Term Loan	100.0%	100,000	L + 1.20%	Swap	3.32%	01/18/23	01/18/23
2121 Crystal Drive	100.0%	136,050	5.51%	Fixed	5.51%	03/01/23	03/01/23
Falkland Chase - South & West	100.0%	40,754	3.78%	Fixed	3.78%	06/01/23	06/01/23
Central Place Tower (4)	100.0%	234,000	L + 1.65%	Swap	3.76%	11/07/21	11/07/23
800 North Glebe Road	100.0%	107,500	L + 1.60%	Swap	3.60%	06/30/22	06/30/24
Credit Facility - Tranche A-2 Term Loan (5)	100.0%	200,000	L + 1.55%	Swap	4.39%	07/18/24	07/18/24
2101 L Street	100.0%	136,655	3.97%	Fixed	3.97%	08/15/24	08/15/24
201 12th Street S., 200 12th Street S., and 251 18th Street S.	100.0%	83,319	7.94%	Fixed	7.94%	01/01/25	01/01/25
RiverHouse Apartments	100.0%	307,710	L + 1.28%	Swap	3.47%	04/01/25	04/01/25
Fort Totten Square (3)	100.0%	73,600	L + 1.35%	Swap	3.77%	05/18/25	05/18/25
1730 M Street	100.0%	47,500	L + 1.25%	Swap	3.92%	12/21/25	12/21/25
1235 S. Clark Street	100.0%	78,000	3.94%	Fixed	3.94%	11/01/27	11/01/27
Total Consolidated Principal Balance		2,141,586
Premium / (discount) recognized as a result of the Formation Transaction		1,214
Deferred financing costs - mortgage loans		(6,958)		1,569,349
Deferred financing costs - credit facility (6)		(7,039)		1,060,951
Total Consolidated Indebtedness		$2,128,803		1,369,349

Total Consolidated Indebtedness (net of premium / (discount) and deferred financing costs)
Mortgages payable		$1,835,842
Revolving credit facility		—	—	4,316
Deferred financing costs, net - credit facility (included in other assets)		(4,316)
Unsecured term loan		297,277
Total Consolidated Indebtedness		$2,128,803

DEBT BY INSTRUMENT	MARCH 31, 2019 (Unaudited)

dollars in thousands Asset	% Ownership	Principal Balance	Stated Interest Rate	Interest Rate Hedge	Current Annual Interest Rate (1)	Initial Maturity Date	Extended Maturity Date (2)

Unconsolidated
11333 Woodglen Drive	18.0%	12,695	L + 1.90%	Swap	3.52%	01/01/20	01/01/20
Galvan	1.8%	89,500	L + 1.75%	Cap	4.24%	03/06/20	03/06/21
Rosslyn Gateway - North, Rosslyn Gateway - South	18.0%	49,666	L + 2.00%	Cap	3.00%	11/17/19	11/17/21
The Foundry	9.9%	58,000	L + 1.85%	Cap	4.34%	12/12/19	12/12/21
L'Enfant Plaza Office - North, L'Enfant Plaza Office - East, L'Enfant Plaza Retail (7)	49.0%	212,626	L + 3.65%	—	6.25%	05/08/19	05/08/22
500 L'Enfant Plaza	49.0%	59,146	L + 3.75%	Cap	6.24%	05/08/20	05/08/22
Atlantic Plumbing	64.0%	100,000	L + 1.50%	—	3.99%	11/08/22	11/08/22
Stonebridge at Potomac Town Center	10.0%	104,611	L + 1.70%	Swap	3.25%	12/10/20	12/10/22
The Alaire	18.0%	48,000	L + 1.82%	Cap	4.31%	03/01/25	03/01/25
1101 17th Street	55.0%	60,000	L + 1.25%	Swap	4.13%	06/13/25	06/13/25
Fairway Apartments	10.0%	47,115	L + 1.50%	Swap	3.60%	07/01/22	07/01/25
7900 Wisconsin Avenue	50.0%	4,316	4.82%	Fixed	4.82%	07/15/25	07/15/25
The Gale Eckington	5.0%	110,813	L + 1.60%	Swap	3.56%	07/31/22	07/31/25
Pickett Industrial Park	10.0%	23,600	L + 1.45%	Swap	3.56%	09/04/25	09/04/25
The Terano	1.8%	$34,000	L + 1.35%	Swap	4.45%	11/09/25	11/09/25
Wardman Park	16.7%	125,644	4.77%	Fixed	4.77%	02/01/23	02/01/28
Total Unconsolidated Principal Balance		1,139,732
Deferred financing costs		(1,858)
Total Unconsolidated Indebtedness		$1,137,874

Principal Balance at JBG SMITH Share
Consolidated principal balance at JBG SMITH share		$2,141,586
Unconsolidated principal balance at JBG SMITH share		304,151	2%
Total Consolidated and Unconsolidated Principal Balance at JBG SMITH Share		$2,445,737

Indebtedness at JBG SMITH Share (net of premium / (discount) and deferred financing costs)
Consolidated indebtedness at JBG SMITH Share		$2,128,803
Unconsolidated indebtedness at JBG SMITH Share		303,397
Total Consolidated and Unconsolidated Indebtedness at JBG SMITH Share		$2,432,200	2.43
____________________

(1)	March 31, 2019 one-month LIBOR of 2.49% applied to loans which are denoted as floating (no swap) or floating with a cap, except as otherwise noted.

(2)	Represents the maturity date based on execution of all extension options. Many of these extensions are subject to lender covenant tests.

(3)	In April 2019, we repaid the mortgage debt at The Bartlett and Fort Totten Square.

(4)	The notional amount of the Central Place Tower interest rate swap as of March 31, 2019 was $220.0 million.

(5)	The notional amount of the Tranche A-2 Term Loan interest rate swap as of March 31, 2019 was $64.0 million.

(6)	As of March 31, 2019, net deferred financing costs related to our revolving credit facility totaling $4.3 million were included in "Other assets, net" in our condensed consolidated balance sheet.

(7)	The base rate for this loan is three-month LIBOR, which was 2.60% as of March 31, 2019.

CONSOLIDATED REAL ESTATE VENTURES	MARCH 31, 2019 (Unaudited)

	Asset Type	City	Submarket	% Ownership	Total Square Feet
MRP Realty
965 Florida Avenue (1)	Multifamily	Washington, DC	U Street/Shaw	96.1%	336,092

Total Consolidated Real Estate Ventures					336,092

____________________

Note: Total square feet at 100% share.

(1)
Ownership percentage reflects expected dilution of JBG SMITH's real estate venture partner as contributions are funded during the construction of the asset. As of March 31, 2019, JBG SMITH's ownership interest was 90.2%.

UNCONSOLIDATED REAL ESTATE VENTURES	MARCH 31, 2019 (Unaudited)

	Asset Type	City	Submarket	% Ownership	Total Square Feet
Landmark
L'Enfant Plaza Office - East	Commercial	Washington, DC	Southwest	49.0%	397,296
L'Enfant Plaza Office - North	Commercial	Washington, DC	Southwest	49.0%	299,476
500 L'Enfant Plaza	Commercial	Washington, DC	Southwest	49.0%	215,185
L'Enfant Plaza Retail	Commercial	Washington, DC	Southwest	49.0%	119,361
Rosslyn Gateway - North	Commercial	Arlington, VA	Rosslyn	18.0%	144,024
Rosslyn Gateway - South	Commercial	Arlington, VA	Rosslyn	18.0%	102,064
11333 Woodglen Drive	Commercial	Rockville, MD	Rockville Pike Corridor	18.0%	62,650
Galvan	Multifamily	Rockville, MD	Rockville Pike Corridor	1.8%	390,641
The Alaire	Multifamily	Rockville, MD	Rockville Pike Corridor	18.0%	266,673
The Terano	Multifamily	Rockville, MD	Rockville Pike Corridor	1.8%	195,864
NoBe II Land	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	589,000
Rosslyn Gateway - South Land	Future Development	Arlington, VA	Rosslyn	18.0%	498,500
Rosslyn Gateway - North Land	Future Development	Arlington, VA	Rosslyn	18.0%	311,000
L'Enfant Plaza Office - Center	Future Development	Washington, DC	Southwest	49.0%	350,000
Courthouse Metro Land	Future Development	Arlington, VA	Clarendon/Courthouse	18.0%	286,500
Courthouse Metro Land - Option	Future Development	Arlington, VA	Clarendon/Courthouse	18.0%	62,500
5615 Fishers Drive	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	106,500
12511 Parklawn Drive	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	6,500
Woodglen	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	—
					4,403,734

CBREI Venture
Stonebridge at Potomac Town Center	Commercial	Woodbridge, VA	Prince William County	10.0%	503,613
Pickett Industrial Park	Commercial	Alexandria, VA	Eisenhower Avenue	10.0%	246,145
The Foundry	Commercial	Washington, DC	Georgetown	9.9%	221,204
The Gale Eckington	Multifamily	Washington, DC	H Street/NoMa	5.0%	466,716
Fairway Apartments	Multifamily	Reston, VA	Reston	10.0%	370,850
Atlantic Plumbing	Multifamily	Washington, DC	U Street/Shaw	64.0%	245,527
Fairway Land	Future Development	Reston, VA	Reston	10.0%	526,200
Stonebridge at Potomac Town Center - Land	Future Development	Woodbridge, VA	Prince William County	10.0%	232,700
					2,812,955

UNCONSOLIDATED REAL ESTATE VENTURES	MARCH 31, 2019 (Unaudited)

	Asset Type	City	Submarket	% Ownership	Total Square Feet
Canadian Pension Plan Investment Board
1900 N Street (1)	Commercial	Washington, DC	CBD	55.0%	271,433
1101 17th Street	Commercial	Washington, DC	CBD	55.0%	211,193
					482,626

Forest City
Waterfront Station	Future Development	Washington, DC	Southwest	2.5%	662,600

Brandywine
1250 1st Street	Future Development	Washington, DC	NoMa	30.0%	265,800
51 N Street	Future Development	Washington, DC	NoMa	30.0%	177,500
50 Patterson Street	Future Development	Washington, DC	NoMa	30.0%	142,200
					585,500

Berkshire Group
7900 Wisconsin Avenue	Multifamily	Bethesda, MD	Bethesda CBD	50.0%	359,025

CIM Group / Pacific Life Insurance Company
Wardman Park	Future Development	Washington, DC	Woodley Park	16.7%	—

Total Unconsolidated Real Estate Ventures					9,306,440

____________________

Note: Total square feet at 100% share.

(1)	Ownership percentage reflects expected dilution of JBG SMITH as contributions are funded during the construction of the asset. As of March 31, 2019, JBG SMITH's ownership interest was 63.7%.

DEFINITIONS	MARCH 31, 2019

Annualized Rent
“Annualized rent” is defined as (i) for commercial assets, or the retail component of a mixed-use asset, the in-place monthly base rent before free rent, plus tenant reimbursements as of March 31, 2019, multiplied by 12, with triple net leases converted to a gross basis by adding estimated tenant reimbursements to monthly base rent, and (ii) for multifamily assets, or the multifamily component of a mixed-use asset, the in-place monthly base rent before free rent as of March 31, 2019, multiplied by 12. Annualized rent excludes rent from signed but not yet commenced leases.
Annualized Rent Per Square Foot
“Annualized rent per square foot” is defined as (i) for commercial assets, annualized office rent divided by occupied office square feet and annualized retail rent divided by occupied retail square feet; and (ii) for multifamily assets, monthly multifamily rent divided by occupied multifamily square feet; annualized retail rent and retail square feet are excluded from this metric. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but have not yet commenced.
Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and Adjusted EBITDA
Management uses EBITDA and EBITDAre, non-GAAP financial measures, as supplemental operating performance measures and believes they help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our consolidated outstanding debt and the impact of our interest rate swaps) and certain non-cash expenses (primarily depreciation and amortization on our assets). EBITDAre is computed in accordance with the definition established by NAREIT. NAREIT defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expenses, gains on sales of real estate and impairment losses of real estate, including our share of such adjustments of unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.
“Adjusted EBITDA,” a non-GAAP financial measure, represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as transaction and other costs, gain (loss) on the extinguishment of debt, distributions in excess of our investment in consolidated real estate ventures, gain on the bargain purchase of a business, lease liability adjustments and share-based compensation expense related to the Formation Transaction and special equity awards. We believe that adjusting such items not considered part of our comparable operations, provides a meaningful measure to evaluate and compare our performance from period-to-period.
Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results. A reconciliation of net income (loss) to EBITDA, EBITDAre and Adjusted EBITDA is presented on page 15.
Estimated Potential Development Density
‘‘Estimated potential development density’’ reflects management’s estimate of developable gross square feet based on our current business plans with respect to real estate owned or controlled as of March 31, 2019. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other factors, we make no assurance that estimated potential development density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.
Free Rent
‘‘Free rent’’ means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).
Funds from Operations ("FFO"), Core FFO and Funds Available for Distribution ("FAD")
FFO is a non-GAAP financial measure computed in accordance with the definition established by NAREIT in the NAREIT FFO White Paper - 2018 Restatement issued in 2018. NAREIT defines FFO as “net income (computed in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity."
"Core FFO" represents FFO adjusted to exclude items (net of tax) which we believe are not representative of ongoing operating results, such as transaction and other costs, gains (or losses) on extinguishment of debt, gain on the bargain purchase of a business, distributions in excess of our investment in consolidated real estate ventures, share-based compensation expense related to the Formation Transaction and special equity awards, lease liability adjustments, amortization of the management contracts intangible and the mark-to-market of derivative instruments.
"FAD" is a non-GAAP financial measure and represents FFO less recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption payments, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.
We believe FFO, Core FFO and FAD are meaningful non‑GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non‑GAAP measures exclude real estate depreciation and amortization expense and other non-comparable income and expenses, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions. FFO, Core FFO and FAD do not represent cash generated from operating activities and

DEFINITIONS	MARCH 31, 2019

are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies. A reconciliation of net income to FFO, Core FFO and FAD is presented on pages 16-17.
Future Development
“Future development” refers to assets that are development opportunities on which we do not intend to commence construction within 18 months of March 31, 2019 where we (i) own land or control the land through a ground lease or (ii) are under a long-term conditional contract to purchase, or enter into a leasehold interest with respect to land.
Historical Cost, Estimated Incremental Investment, Estimated Total Investment and Estimated Total Project Cost
“Historical cost” is a non-GAAP measure which includes the total historical cost incurred by JBG SMITH with respect to the development of an asset, including any acquisition costs, hard costs, soft costs, tenant improvements (excluding free rent converted to tenant improvement allowances), leasing costs and other similar costs, but excluding any financing costs, ground rent expenses and capitalized payroll costs incurred as of March 31, 2019.
“Estimated incremental investment” means management’s estimate of the remaining cost to be incurred in connection with the development of an asset as of March 31, 2019, including all remaining acquisition costs, hard costs, soft costs, tenant improvements (excluding free rent converted to tenant improvement allowances), leasing costs and other similar costs to develop and stabilize the asset but excluding any financing costs, ground rent expenses and capitalized payroll costs.
“Estimated total investment” means, with respect to the development of an asset, the sum of the historical cost in such asset and the estimated incremental investment for such asset.
"Estimated total project cost" is estimated total investment excluding purchase price allocation adjustments recognized as a result of the Formation Transaction.
Actual incremental investment, actual total investment and actual total project cost may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies.
In Service
‘‘In service’’ refers to commercial or multifamily assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of March 31, 2019.
Metro-Served
“Metro-served” means locations, submarkets or assets that are generally nearby and within walking distance of a Metro station, defined as being within 0.5 miles of an existing or planned Metro station.
Monthly Rent Per Unit
For multifamily assets, represents multifamily rent for the month ended March 31, 2019 divided by occupied units; retail rent is excluded from this metric.
Near-Term Development
‘‘Near-term development’’ refers to assets that have substantially completed the entitlement process and on which we intend to commence construction within 18 months following March 31, 2019, subject to market conditions.
Net Operating Income ("NOI"), Adjusted Annualized NOI, Estimated Stabilized NOI and Projected NOI Yield
“NOI” is a non-GAAP financial measure management uses to measure the operating performance of our assets and consists of property-related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of free rent and payments associated with assumed lease liabilities) less operating expenses and ground rent, if applicable. NOI also excludes deferred rent, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and amortization of acquired above-market leases and below-market ground lease intangibles. Annualized NOI, for all assets except Crystal City Marriott, represents NOI for the three months ended March 31, 2019 multiplied by four. Due to seasonality in the hospitality business, annualized NOI for Crystal City Marriott represents the trailing twelve-month NOI as of March 31, 2019. Management believes Annualized NOI provides useful information in understanding JBG SMITH’s financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this Investor Package. There can be no assurance that the annualized NOI shown will reflect JBG SMITH’s actual results of operations over any 12-month period. We also report adjusted annualized NOI which includes signed but not yet commenced leases and incremental revenue from recently delivered assets assuming stabilization. While we believe adjusted annualized NOI provides useful information regarding potential future NOI from our assets, it does not account for any decrease in NOI for lease terminations, defaults or other negative events that could affect NOI and therefore, should not be relied upon as indicative of future NOI.
This Investor Package also contains management’s estimate of stabilized NOI and projections of NOI yield for under construction and near-term development assets, which are based on management’s estimates of property-related revenue and operating expenses for each asset. These estimates are inherently uncertain and represent management’s plans, expectations and beliefs and are subject

DEFINITIONS	MARCH 31, 2019

to numerous assumptions, risks and uncertainties. The property-related revenues and operating expenses for our assets may differ materially from the estimates included in this Investor Package. Management’s projections of NOI yield are not projections of JBG SMITH’s overall financial performance or cash flow, and there can be no assurance that the projected NOI yield set forth in this Investor Package will be achieved.
“Projected NOI yield” means our estimated stabilized NOI reported as a percentage of (i) estimated total project costs, (ii) estimated total investment and (iii) estimated incremental investment. Actual initial full year stabilized NOI yield may vary from the projected NOI yield based on the actual incremental investment to complete the asset and its actual initial full year stabilized NOI, and there can be no assurance that we will achieve the projected NOI yields described in this Investor Package.

The Company does not provide reconciliations for non-GAAP estimates on a future basis, including adjusted annualized NOI and estimated stabilized NOI because it is unable to provide a meaningful or accurate calculation or estimate of reconciling items and the information is not available without unreasonable effort. This inability is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income. Additionally, no reconciliation of projected NOI yield to the most directly comparable GAAP measure is included in this Investor Package because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measures without unreasonable efforts because such data is not currently available or cannot be currently estimated with confidence. Accordingly, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Management uses each of these measures as supplemental performance measures for its assets and believes they provide useful information to investors because they reflect only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets.

However, because NOI excludes depreciation and amortization and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of this measure of the operating performance of our assets is limited. Moreover, our method of calculating NOI may differ from other real estate companies and, accordingly, may not be comparable. NOI should be considered only as a supplement to net operating income (loss) (computed in accordance with GAAP) as a measure of the operating performance of our assets.
Percent Leased
‘‘Percent leased’’ is based on leases signed as of March 31, 2019, and is calculated as total rentable square feet less rentable square feet available for lease divided by total rentable square feet expressed as a percentage. Out-of-service square feet are excluded from this calculation.
Percent Pre-Leased
‘‘Percent pre-leased’’ is based on leases signed as of March 31, 2019, and is calculated as the estimated rentable square feet leased divided by estimated total rentable square feet expressed as a percentage.
Percent Occupied
‘‘Percent occupied’’ is based on occupied rentable square feet/units as of March 31, 2019, and is calculated as (i) for office and retail space, total rentable square feet less unoccupied square feet divided by total rentable square feet, (ii) for multifamily space, total units less unoccupied units divided by total units, expressed as a percentage. Out-of-service square feet are excluded from this calculation.
Pro Rata Adjusted General and Administrative (“G&A”) Expenses
"Pro Rata Adjusted G&A expenses", a non-GAAP financial measure, represents G&A expenses adjusted for share-based compensation expense related to the Formation Transaction and special equity awards and the G&A expenses of our third-party asset management and real estate services business that are directly reimbursed. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to assess our G&A expenses as compared to similar real estate companies and in general.
Recently Delivered
“Recently delivered” refers to commercial and multifamily assets that are below 90% leased and have been delivered within the 12 months ended March 31, 2019.
Same Store and Non-Same Store
“Same store” refers to the pool of assets that were in service for the entirety of both periods being compared, except for assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared.

“Non-same store” refers to all operating assets excluded from the same store pool.
Second Generation Lease
“Second generation lease” is a lease on space that had been vacant for less than nine months.

DEFINITIONS	MARCH 31, 2019

Signed But Not Yet Commenced Leases
“Signed but not yet commenced leases” means leases for assets in JBG SMITH’s portfolio that, as of March 31, 2019, have been executed but for which the contractual lease term had not yet begun, and no rental payments had yet been charged to the tenant.
Square Feet
‘‘Square feet’’ or ‘‘SF’’ refers to the area that can be rented to tenants, defined as (i) for commercial assets, rentable square footage defined in the current lease and for vacant space the rentable square footage defined in the previous lease for that space, (ii) for multifamily assets, management’s estimate of approximate rentable square feet, (iii) for assets under construction and near-term development assets, management’s estimate of approximate rentable square feet based on current design plans as of March 31, 2019, or (iv) for future development assets, management’s estimate of developable gross square feet based on its current business plans with respect to real estate owned or controlled as of March 31, 2019.
Transaction and Other Costs
Transaction and other costs include amounts incurred for transition services provided by our former parent, integration costs, severance costs, costs incurred in connection with recapitalization transactions and disposition costs and costs related to other completed, potential and pursued transactions.
Under Construction
‘‘Under construction’’ refers to assets that were under construction during the three months ended March 31, 2019.

APPENDIX - EBITDA, EBITDAre AND ADJUSTED EBITDA (NON-GAAP)	MARCH 31, 2019 (Unaudited) )

	Three Months Ended
dollars in thousands	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018

EBITDA, EBITDAre and Adjusted EBITDA
Net income (loss)	$28,248	$994	$26,382	$24,023	$(4,786)
Depreciation and amortization expense	48,719	67,556	46,603	48,117	49,160
Interest expense (1)	17,174	18,184	18,979	18,027	19,257
Income tax benefit	(1,172)	698	(841)	313	(908)
Unconsolidated real estate ventures allocated share of above adjustments	7,806	10,253	10,986	10,602	10,175
Allocated share of above adjustments to noncontrolling interests in consolidated real estate ventures	(1)	(182)	—	129	—
EBITDA (2)	$100,774	$97,503	$102,109	$101,211	$72,898
Gain on sale of real estate	(39,033)	(6,394)	(11,938)	(33,396)	(455)
Gain on sale of unconsolidated real estate assets	—	(20,554)	(15,488)	—	—
EBITDAre (2)	$61,741	$70,555	$74,683	$67,815	$72,443
Transaction and other costs (3)	4,895	15,572	4,126	3,787	4,221
Loss on extinguishment of debt	—	617	79	4,457	—
Reduction of gain on bargain purchase	—	—	—	7,606	—
Share-based compensation related to Formation Transaction and special equity awards	11,131	9,118	8,387	9,097	9,428
Net distributions in excess of our investment in unconsolidated real estate venture (4)	(6,441)	(7,374)	(890)	(5,412)	—
Unconsolidated real estate ventures allocated share of above adjustments	—	1,542	—	—	30
Lease liability adjustments	—	(7,422)	(2,543)	—	—
Allocated share of above adjustments to noncontrolling interests in consolidated real estate ventures	—	—	—	(124)	—
Adjusted EBITDA (2)	$71,326	$82,608	$83,842	$87,226	$86,122

Net Debt to Annualized Adjusted EBITDA (5)	7.1x	6.5x	6.7x	6.3x	6.9x

	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (6)	$2,128,803	$2,130,704	$2,103,589	$2,033,183	$2,185,461
Unconsolidated indebtedness (6)	303,397	298,588	442,669	440,177	419,476
Total consolidated and unconsolidated indebtedness	2,432,200	2,429,292	2,546,258	2,473,360	2,604,937
Less: cash and cash equivalents	405,646	273,611	284,012	276,629	238,519
Net Debt (at JBG SMITH Share)	$2,026,554	$2,155,681	$2,262,246	$2,196,731	$2,366,418
____________________

Note: EBITDAre for Q1 2018 was restated in compliance with the definition established by NAREIT in the NARIET FFO White Paper - 2018 Restatement issued in 2018.

(1)	Interest expense includes the amortization of deferred financing costs and the ineffective portion of any interest rate swaps or caps, net of capitalized interest.

(2)
Due to our adoption of the new accounting standard for leases, beginning in 2019, we no longer capitalize internal leasing costs and expense these costs as incurred (such costs were $2.2 million, $1.5 million, $1.5 million and $1.3 million for Q4 2018, Q3 2018, Q2 2018 and Q1 2018).

(3)
Includes fees and expenses incurred in connection with the Formation Transaction (including transition services provided by our former parent, integration costs and severance costs), costs related to the pursuit of Amazon's additional headquarters, demolition costs and costs related to other completed, potential and pursued transactions.

(4)
As of June 30, 2018, we suspended the equity method of accounting for our investment in the real estate venture that owns 1101 17th Street as our investment had been reduced to zero and we did not have an obligation to provide further financial support to the venture. All subsequent net distributions from the venture have been recognized as income, which will continue until our share of unrecorded earnings and contributions exceed the cumulative excess distributions previously recognized.

(5)	Pro forma Net Debt to Annualized Adjusted EBITDA would have been 5.4x for Q1 2019, including the $472.3 million of net proceeds from the underwritten public offering completed in April 2019.

(6)	Net of premium/discount and deferred financing costs.

APPENDIX - FFO, CORE FFO AND FAD (NON-GAAP)	MARCH 31, 2019 (Unaudited)

	Three Months Ended
in thousands, except per share data	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018

FFO and Core FFO
Net income (loss) attributable to common shareholders	$24,861	$710	$22,830	$20,574	$(4,190)
Net income (loss) attributable to redeemable noncontrolling interests	3,387	178	3,552	3,574	(594)
Net loss attributable to noncontrolling interests	—	106	—	(125)	(2)
Net income (loss)	28,248	994	26,382	24,023	(4,786)
Gain on sale of real estate	(39,033)	(6,394)	(11,938)	(33,396)	(455)
Gain on sale of unconsolidated real estate assets	—	(20,554)	(15,488)	—	—
Real estate depreciation and amortization	46,035	64,891	43,945	45,587	46,639
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	4,653	6,079	6,345	6,179	6,436
Net (income) attributable to noncontrolling interests in consolidated real estate ventures	(1)	(182)	—	129	2
FFO Attributable to Operating Partnership Common Units (1)	$39,902	$44,834	$49,246	$42,522	$47,836
FFO attributable to redeemable noncontrolling interests	(4,783)	(5,741)	(6,631)	(6,299)	(7,127)
FFO attributable to common shareholders (1)	$35,119	$39,093	$42,615	$36,223	$40,709

FFO attributable to the operating partnership common units	$39,902	$44,834	$49,246	$42,522	$47,836
Transaction and other costs, net of tax (2)	4,626	14,509	3,586	3,394	4,136
Mark-to-market on derivative instruments	(476)	(542)	152	(432)	(1,119)
Share of gain from mark-to-market on derivative instruments held by unconsolidated real estate ventures	227	379	(49)	(90)	(342)
Loss on extinguishment of debt, net of noncontrolling interests	—	2,159	79	4,333	—
Net distributions in excess of our investment in unconsolidated real estate venture (3)	(6,441)	(7,374)	(890)	(5,412)	—
Reduction of gain on bargain purchase	—	—	—	7,606	—
Share-based compensation related to Formation Transaction and special equity awards	11,131	9,118	8,387	9,097	9,428
Lease liability adjustments	—	(7,422)	(2,543)	—	—
Amortization of management contracts intangible, net of tax	1,287	1,287	1,288	1,287	1,286
Core FFO Attributable to Operating Partnership Common Units (1)	$50,256	$56,948	$59,256	$62,305	$61,225
Core FFO attributable to redeemable noncontrolling interests	(6,024)	(7,292)	(7,978)	(9,229)	(9,037)
Core FFO attributable to common shareholders (1)	$44,232	$49,656	$51,278	$53,076	$52,188
FFO per diluted common share	$0.28	$0.32	$0.36	$0.31	$0.35
Core FFO per diluted common share	$0.36	$0.41	$0.43	$0.45	$0.44
Weighted average diluted shares	123,423	120,917	119,835	117,955	117,955

See footnotes on page 55.

APPENDIX - FFO, CORE FFO AND FAD (NON-GAAP)	MARCH 31, 2019 (Unaudited)

	Three Months Ended
in thousands, except per share data	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018

FAD
Core FFO attributable to the operating partnership common units	$50,256	$56,948	$59,256	$62,305	$61,225
Recurring capital expenditures and second generation tenant improvements and leasing commissions	(22,297)	(35,836)	(19,123)	(11,057)	(6,097)
Straight-line and other rent adjustments (4)	(6,808)	(6,692)	(1,368)	(1,216)	(1,075)
Share of straight-line rent from unconsolidated real estate ventures	(135)	680	180	189	159
Third-party lease liability assumption payments	(1,136)	(1,130)	(912)	(619)	(472)
Share of third party lease liability assumption payments for unconsolidated real estate ventures	—	—	—	—	(50)
Share-based compensation expense	5,330	4,666	4,879	5,941	4,276
Amortization of debt issuance costs	970	1,140	1,155	1,201	1,164
Share of amortization of debt issuance costs from unconsolidated real estate ventures	48	67	66	66	69
Non-real estate depreciation and amortization	912	893	886	758	749
FAD available to the Operating Partnership Common Units (A) (5)	$27,140	$20,736	$45,019	$57,568	$59,948
Distributions to common shareholders and unitholders (6) (B)	$31,284	$31,284	$31,196	$31,197	$31,423
FAD Payout Ratio (B÷A)	115.3%	150.9%	69.3%	54.2%	52.4%

Capital Expenditures
Maintenance and recurring capital expenditures	$5,495	$14,445	$7,113	$3,989	$2,683
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	88	978	444	250	1,149
Second generation tenant improvements and leasing commissions	16,155	19,211	10,603	6,273	1,893
Share of second generation tenant improvements and leasing commissions from unconsolidated real estate ventures	559	1,202	963	545	372
Recurring capital expenditures and second generation tenant improvements and leasing commissions	22,297	35,836	19,123	11,057	6,097
First generation tenant improvements and leasing commissions	6,197	8,215	4,443	6,676	4,185
Share of first generation tenant improvements and leasing commissions from unconsolidated real estate ventures	233	17	169	1,391	995
Non-recurring capital expenditures	6,722	15,375	2,895	3,765	3,366
Share of non-recurring capital expenditures from unconsolidated joint ventures	—	112	300	142	620
Non-recurring capital expenditures	13,152	23,719	7,807	11,974	9,166
Total JBG SMITH Share of Capital Expenditures	$35,449	$59,555	$26,930	$23,031	$15,263
_______________
Note: FFO attributable to operating partnership common units and FFO attributable to common shareholders for Q1 2018 was restated in compliance with the definition established by NAREIT in the NARIET FFO White Paper - 2018 Restatement issued in 2018.

(1)
Due to our adoption of the new accounting standard for leases, beginning in 2019, we no longer capitalize internal leasing costs and expense these costs as incurred (such costs were $2.2 million, $1.5 million, $1.5 million and $1.3 million for Q4 2018, Q3 2018, Q2 2018 and Q1 2018).

(2)
Includes fees and expenses incurred in connection with the Formation Transaction (including transition services provided by our former parent, integration costs, and severance costs), costs related to the pursuit of Amazon's additional headquarters, demolition costs and costs related to other completed, potential and pursued transactions.

(3)
As of June 30, 2018, we suspended the equity method of accounting for our investment in the real estate venture that owns 1101 17th Street as our investment had been reduced to zero and we did not have an obligation to provide further financial support to the venture. All subsequent net distributions from the venture have been recognized as income, which will continue until our share of unrecorded earnings and contributions exceed the cumulative excess distributions previously recognized.

(4)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.

(5)
The Q1 2019 and Q4 2018 declines in FAD available to the Operating Partnership Common Units were attributable to significant increases in second generation tenant improvements and leasing commissions from the early renewal of several leases during the quarters. Additionally, Q4 2018 was further impacted by increases in recurring capital expenditures, which is consistent with historical seasonality trends.

(6)	The distribution for Q1 2019 excludes a special dividend of $0.10 per common share that was paid in January 2019.

APPENDIX - NOI RECONCILIATIONS (NON-GAAP)	MARCH 31, 2019 (Unaudited)

dollars in thousands	Three Months Ended
	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018
Net income (loss) attributable to common shareholders	$24,861	$710	$22,830	$20,574	$(4,190)
Add:
Depreciation and amortization expense	48,719	67,556	46,603	48,117	49,160
General and administrative expense:
Corporate and other (1)	12,314	8,512	8,219	8,603	8,414
Third-party real estate services	28,066	25,274	20,754	21,189	22,609
Share-based compensation related to Formation Transaction and special equity awards	11,131	9,118	8,387	9,097	9,428
Transaction and other costs	4,895	15,572	4,126	3,787	4,221
Interest expense	17,174	18,184	18,979	18,027	19,257
Loss on extinguishment of debt	—	617	79	4,457	—
Reduction of gain on bargain purchase	—	—	—	7,606	—
Income tax benefit	(1,172)	698	(841)	313	(908)
Net income (loss) attributable to redeemable noncontrolling interests	3,387	178	3,552	3,574	(594)
Less:
Third-party real estate services, including reimbursements	27,691	26,421	23,788	24,160	24,330
Other income (2)	1,640	1,454	1,708	2,080	1,116
Income (loss) from unconsolidated real estate ventures, net	3,601	23,991	13,484	3,836	(1,902)
Interest and other income, net	951	9,991	4,091	513	573
Gain on sale of real estate	39,033	6,394	11,938	33,396	455
Net (income) loss attributable to noncontrolling interests	—	(106)	—	125	2
Consolidated NOI (3)	76,459	78,274	77,679	81,234	82,823
Proportionate NOI attributable to unconsolidated real estate ventures	5,386	8,847	9,722	9,011	9,207
Non-cash rent adjustments (4)	(6,808)	(6,691)	(1,369)	(1,237)	(1,096)
Other adjustments (1) (5)	3,353	3,915	3,205	3,635	4,252
Total adjustments	1,931	6,071	11,558	11,409	12,363
NOI (3)	$78,390	$84,345	$89,237	$92,643	$95,186
Less: out-of-service NOI loss (6)	(1,271)	(1,195)	$(1,692)	$(1,992)	$2,363
Operating portfolio NOI (3)	$79,661	$85,540	$90,929	$94,635	$92,823
Non-same store NOI (7)	6,088	8,742	20,910	24,449	21,419
Same store NOI (8)	$73,573	$76,798	$70,019	$70,186	$71,404

___________________
Note: NOI, non-same store NOI and same store NOI are presented as originally reported in the respective quarter.

(1)	Adjusted for property management fees of $4.2 million, $4.0 million and $4.3 million for Q3 2018, Q2 2018 and Q1 2018.

(2)	Excludes operating parking income of $6.5 million, $6.3 million, $6.4 million, $6.6 million, $6.4 million in Q1 2019, Q4 2018, Q3 2018, Q2 2018 and Q1 2018.

(3)
Due to our adoption of the new accounting standard for leases, beginning in 2019, we no longer capitalize internal leasing costs and expense these costs as incurred (such costs were $2.2 million, $1.5 million, $1.5 million and $1.3 million for Q4 2018, Q3 2018, Q2 2018 and Q1 2018).

(4)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.

(5)	Adjustment to include other income and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue.

(6)	Includes the results for our Under Construction assets and Future Development Pipeline.

(7)
Includes the results for properties that were not owned, operated and in service for the entirety of both periods being compared and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared. The decrease in non-same store NOI in Q1 2019 and Q4 2018 is primarily attributable to lost income from disposed assets.

(8)
Includes the results of the properties that are owned, operated and in service for the entirety of both periods being compared except for properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

APPENDIX - NOI RECONCILIATIONS (NON-GAAP)	MARCH 31, 2019 (Unaudited)